UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Harman International Industries, Incorporated

(Name of Registrant as Specified In Its Charter)

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HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED 400 Atlantic Street, Suite 1500 Stamford, CT 06901

October 21, 2008

Dear Harman International Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Harman International Industries, Incorporated. The meeting will be held on Wednesday, December 3, 2008, beginning at 11:00 a.m. at the JPMorgan Chase Building, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for election as directors and other action to be taken is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

This Annual Meeting will be an important occasion as we will recognize the contributions of two board members who will retire from the Board following the meeting. Dr. Sidney Harman is the founder of our Company and has served as a member of senior management and the Board of Directors since 1980. Although Dr. Harman will retire as a director, he will continue as Chairman Emeritus. Ms. Shirley Mount Hufstedler has served as a director since 1986. We wish to thank both Dr. Harman and Ms. Hufstedler for their years of outstanding service to our Company.

At the meeting, management will also report on the Company’s operations during fiscal 2008 and comment on the Company’s outlook for the current fiscal year. The report will be followed by a question and answer period.

Please note that effective October 2008, the Company’s headquarters moved from Washington, DC to Stamford, Connecticut.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

We look forward to seeing you on December 3rd.

Sincerely,

Dinesh Paliwal
Chairman and Chief Executive Officer

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 3, 2008

The 2008 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Company”) will be held at the JPMorgan Chase Building, 270 Park Avenue, New York, New York, on December 3, 2008, beginning at 11:00 a.m. The meeting will be held for the following purposes:

(1)	to elect two directors to serve until the 2011 Annual Meeting of Stockholders;

(2)	to consider and take action upon a proposal to approve amendments to the 2002 Stock Option and Incentive Plan;

(3)	to consider and take action upon a proposal to approve the 2008 Key Executive Officers Bonus Plan; and

(4)	to transact other business that properly comes before the meeting.

Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on October 6, 2008 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for fiscal 2008.

By Order of the Board of Directors,

Todd A. Suko
Secretary

Stamford, CT
October 21, 2008

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AMENDMENTS TO THE 2002 STOCK OPTION AND INCENTIVE PLAN
PROPOSAL NO. 3 APPROVAL OF 2008 KEY EXECUTIVE OFFICERS BONUS PLAN
THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Severance and Change in Control Benefits
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT AUDITOR
COMPENSATION AND OPTION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
400 Atlantic Street
Suite 1500
Stamford, CT 06901

PROXY STATEMENT

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (the “Company”) for use at the Company’s 2008 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about October 22, 2008.

Holders of record of the Company’s common stock (“Common Stock”) as of the close of business on October 6, 2008 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On October 6, 2008, there were 58,530,866 shares of Common Stock outstanding.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for both nominees, withhold your vote for both nominees, or withhold your vote as to a specific nominee. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted:

•	FOR the election of each of the two director nominees to serve until the Company’s 2011 Annual Meeting of Stockholders;

•	FOR approval of the amendments to the 2002 Stock Option and Incentive Plan;

•	FOR approval of the 2008 Key Executive Officers Bonus Plan; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

The Company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to whether to accept the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described in “The Board, Its Committees and Its Compensation — Majority Voting Policy.”

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the 2008 Key Executive Officers Bonus Plan and the amendments to the 2002 Stock Option and Incentive Plan. In addition, the New York Stock Exchange rules require that the total votes cast on the approval of the amendments to the 2002 Stock Option and Incentive Plan represent greater than 50% of the shares outstanding as of the record date.

Those who fail to return a proxy or attend the Meeting will not count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the Meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Even if you do not instruct your broker how to vote on the election of directors, your broker may exercise its discretion to vote your shares on this proposal. Your broker may not vote on the approval of the 2008 Key Executive Officers Bonus Plan or the amendments to the 2002 Stock Option and Incentive Plan without your instruction. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

The Company is soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. The Company has retained BNY Mellon Shareowner Services LLC (“Mellon”) to assist in the solicitation of proxies for the Meeting. For these services, the Company will pay Mellon a base fee of $7,500 and will reimburse Mellon for out-of-pocket expenses. Additionally, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Meeting, two directors will be elected to serve three-year terms expiring at the 2011 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office extend beyond the Meeting. The nominees for election are Brian Carroll, who is currently a director, and Hellene S. Runtagh. Under the Note Purchase Agreement under which we issued our 1.25% Convertible Senior Notes due 2012, Kohlberg Kravis Roberts & Co. (“KKR”) has the right to designate a nominee to the Board so long as KKR continues to have ownership rights as to at least $200 million principal amount of the notes or until the occurrence of other specified events. In October 2007, Mr. Carroll was appointed a director after he was recommended by KKR pursuant to the purchase agreement. See “Certain Relationships and Related Transactions — Certain KKR Relationships” on page 51 of this Proxy Statement. Ms. Runtagh was recommended to the Nominating and Governance Committee by a third-party search firm hired by the committee to provide assistance in finding potential director candidates.

The Board expects that the nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

Dr. Sidney Harman and Ms. Shirley Mount Hufstedler currently serve as directors of the Company. Each of Dr. Harman’s and Ms. Hufstedler’s term expires at the Meeting. As previously announced, Dr. Harman will not stand for re-election, but will continue to serve as Chairman Emeritus. The Nominating and Governance Committee is currently conducting a search for qualified candidates to serve as a director of the Company. Although we expect that there will be a vacancy on the Board immediately after the Meeting, you may not vote for more than two nominees, either in person or by proxy.

Under Delaware law and our Bylaws, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular Board position is elected for that position. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

Our majority voting policy requires, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly tender his or her resignation following certification of the election results. The Nominating and Governance Committee will promptly consider the resignation and a range of possible responses based on the circumstances that led stockholders to withhold votes, if known, and make a recommendation to the Board. The Board will act on the committee’s recommendation within 90 days following certification of the results of the election.

The Board recommends a vote FOR election of each of the nominees.

Nominees to be Elected at the Meeting

Mr. Brian F. Carroll, age 37, has served as a director of the Company since October 2007. Mr. Carroll has been a member of KKR since January 2006 and before that, an executive of KKR since July 1999. In addition, Mr. Carroll was an executive at KKR from 1995 to 1997, at which time he left KKR to attend business school at Stanford University. Prior to joining KKR in 1995, Mr. Carroll was with Donaldson, Lufkin & Jenrette. Mr. Carroll is also a member of the board of directors of Rockwood Specialties Group, Inc. and Sealy Corporation.

Hellene S. Runtagh, age 60, served as President and Chief Executive Officer of the Berwind Group, a diversified pharmaceutical services, industrial manufacturing and real estate company, in 2001. From 1998 through 2000, Ms. Runtagh was Executive Vice President of Universal Studios, a media and entertainment company. Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company, a diversified industrial company, in a variety of leadership positions. Ms. Runtagh also serves on the board of directors of IKON Office Solutions, Inc., the world’s largest independent channel for document management systems and services, Lincoln Electric Holdings, Inc., a full-line manufacturer and reseller of welding and cutting products, and NeuStar Inc., a provider of clearinghouse services to the communications industry.

Directors Whose Terms Extend Beyond the Meeting

Dr. Harald Einsmann, age 74, has served as a director of the Company since October 2007. Dr. Einsmann currently serves as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia. Dr. Einsmann also serves as a director of Tesco Plc, the Carlson Group, a provider of business and leisure travel, hotel, restaurant, cruise and marketing services, Checkpoint Systems, Inc., a provider of integrated system solutions for retail security, labeling and merchandising, and Rezidor Hotel Group in Scandinavia. Prior to joining EQT, Dr. Einsmann held senior management positions, as well as a seat on the Worldwide Board at The Procter and Gamble Company. His current term as a director expires at the 2010 Annual Meeting of Stockholders.

Ann McLaughlin Korologos, age 66, has been a director of the Company since 1995 and has served as Lead Director since May 2008. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. Korologos is a director of AMR Corporation (and its subsidiary, American Airlines, Inc.), Host Hotels & Resorts, Inc., Kellogg Company and Vulcan Materials Company, a provider of construction aggregates. In April 2004, Ms. Korologos was elected Chairman of the RAND Corporation Board of Trustees. She is also a Chairman Emeritus of the Aspen Institute and previously served as a Senior Advisor to Benedetto, Gartland & Company, Inc. from 1996 to 2005. Her current term as a director expires at the 2010 Annual Meeting of Stockholders.

Edward H. Meyer, age 81, has been a director of the Company since 1990. Mr. Meyer has served as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company, since January 2007. Mr. Meyer also served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company, from 1972 to 2006. Mr. Meyer also serves as a director of Ethan Allen Interiors Inc., NRDC Acquisition Corp., a recently organized special purpose acquisition company, and National CineMedia, Inc., an in-theater advertising company. His current term as a director expires at the 2009 Annual Meeting of Stockholders.

Dinesh Paliwal, age 50, has been a director of the Company since August 2007 and has served as Chairman of the Board since July 1, 2008. He has also served as Chief Executive Officer since July 2007 and served as President and Vice Chairman from July 2007 through June 2008. Prior to joining the Company, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd from January 2001 until June 2007, a provider of industrial automation, power transmission systems and services. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd from January 2006 until June 2007 and simultaneously, he served as Chairman and CEO of ABB North America from January 2004 until June 2007. He was President and CEO of ABB Automation from October 2002 to December 2005. Mr. Paliwal is a director of Embarq Corporation, a provider of telecommunication services. His current term as a director expires at the 2009 Annual Meeting of Stockholders.

Kenneth Reiss, age 65, has served as a director of the Company since February 2008. Prior to his retirement in June 2003, Mr. Reiss served with Ernst & Young beginning in 1965 and as a partner since 1977. Mr. Reiss held various leadership positions with Ernst & Young but spent the majority of his time as Coordinating Partner on significant global clients. Mr. Reiss serves on the board of directors of Eddie Bauer Holdings, Inc., a retailer of outerwear and footwear, and The Wet Seal, Inc., a national specialty retailer. His current term as a director expires at the 2010 Annual Meeting of Stockholders.

Gary G. Steel, age 55, has served as a director of the Company since December 2007. Mr. Steel has also served since January 2003 as a member of the Group Executive Committee of ABB Ltd, a provider of industrial automation, power transmission systems and services. Prior to joining ABB Ltd, Mr. Steel served in various executive positions with Royal Dutch Shell plc, most recently as Human Resource Director for Global Finance for Shell International B.V., a wholly owned subsidiary of Royal Dutch Shell plc. His current term as a director expires at the 2009 Annual Meeting of Stockholders.

PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO THE 2002 STOCK OPTION AND INCENTIVE PLAN

On September 17 and October 21, 2008, the Compensation and Option Committee of the Board adopted, subject to stockholder approval, amendments to our 2002 Stock Option and Incentive Plan (the “Incentive Plan”). The proposed amendments would increase the number of shares of Common Stock available for issuance under the Incentive Plan by 760,000 shares, increase the limits on individual and total grants during any calendar year, expand the list of performance criteria that may be used for awards, change the initial and annual grants to non-management directors to restricted share units, preclude dividend equivalents for stock options and stock appreciation rights, reduce to one year the minimum three-year vesting period for awards of restricted shares and restricted share units, authorize the committee to cancel underwater options in connection with certain transactions, and make changes to comply with Section 409A of the Internal Revenue Code (collectively, the “Incentive Plan Amendments”).

The Incentive Plan initially authorized the issuance of 6,000,000 shares of Common Stock (adjusted for our two-for-one stock split in November 2003), of which 2,411,335 shares are available for future awards. All of the shares currently available for future awards under the Incentive Plan may be issued upon the exercise of incentive stock options and 224,229 shares may be issued as non-option awards denominated in shares of Common Stock. The Compensation and Option Committee believes that the increase in the aggregate number of shares available for future grants under the Incentive Plan is appropriate to permit the grant of equity awards at expected levels. The effective date of the Incentive Plan Amendments is September 17, 2008, the first date upon which the Incentive Plan Amendments were adopted and approved by the Compensation and Option Committee. If the Incentive Plan Amendments are not approved by the stockholders, they will be of no effect and the amount of shares available for issuance under the Incentive Plan will remain unchanged.

Under all of the Company’s equity-based incentive plans, 2,941,282 shares of Common Stock are issuable under outstanding stock options and 458,681 shares are issuable under non-option awards, specifically restricted share units and restricted shares. The outstanding stock options have a weighted average exercise price of $62.52 and a weighted average remaining life of 7.87 years. In addition, 2,441,335 shares of Common Stock are available for grant under all of the Company’s equity-based incentive plans.

The committee believes that equity-based compensation programs are an important element of the Company’s continued financial and operational success. In approving the Incentive Plan Amendments, the committee considered the recent history of the Company’s discretionary equity award grants and grants made under contractual obligations with officers of the Company under the Incentive Plan, the intended purpose of the Incentive Plan and the number of shares that would be reserved for issuance under the Incentive Plan, as amended (representing approximately 9.5% of the outstanding shares of Common Stock assuming all shares available under the Incentive Plan are issued). We believe these changes in the plan reflect best practices in our industry and allow the establishment of a stronger pay-for-performance culture.

You are being asked to approve the Incentive Plan Amendments. You should read and understand the terms of the Incentive Plan Amendments and Incentive Plan before you vote. A summary of the Incentive Plan, as it is proposed to be amended, appears below and the full text of the Incentive Plan, marked to show the Incentive Plan Amendments, is attached to this Proxy Statement as Appendix A. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting will be required to approve the Incentive Plan Amendments.

The Board recommends a vote FOR approval of the Incentive Plan Amendments.

Incentive Plan Summary

This summary of the Incentive Plan, as it is proposed to be amended, does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Administration

The Incentive Plan will continue to be administered by the Compensation and Option Committee, subject to the Board’s discretion, and shall have the authority delegated to it by the Board from time to time.

Available Shares; Limitations on Awards

Under the Incentive Plan Amendments and subject to adjustments described below, no more than 6,760,000 shares of Common Stock may be issued in the aggregate under the Incentive Plan, of which 3,171,335 shares would be available for future awards. No more than 6,000,000 shares of Common Stock may be issued upon the exercise of incentive stock options granted under the Incentive Plan, of which 3,171,335 shares would be available for future awards. No plan participant may be awarded more than 750,000 options and appreciation rights, in the aggregate, under the Incentive Plan during any calendar year. No more than 2,150,000 shares of Common Stock may be issued as non-option awards denominated in shares of Common Stock under the Incentive Plan, of which 1,671,658 shares would be available for future awards. No plan participant may receive non-option awards denominated in shares of Common Stock of more than 750,000 shares during any calendar year or performance units in any calendar year having an aggregate maximum value as of their grant dates in excess of $2.0 million. The Incentive Plan Amendments would increase the number of options and appreciation rights that may be awarded, in the aggregate, during any calendar year from 600,000 to 750,000, and would increase the number of non-option awards denominated in shares of Common Stock that may be awarded to any participant during any calendar year from 50,000 to 750,000.

Eligibility

The Compensation and Option Committee may designate any officer, director or key employee of the Company, or any of its subsidiaries, or any other person who has agreed to serve in such capacity within 90 days of the date of a grant, to receive awards under the Incentive Plan; provided that non-management directors are only eligible to receive awards of restricted share units as described below. Currently, the Company has nine executive officers and eight non-management directors who are participants in the Incentive Plan. A total of approximately 350 persons are participants in the Incentive Plan.

Descriptions of Awards

Option Rights.  Plan participants may receive options to purchase shares of Common Stock for an exercise price fixed on the date of the grant. The exercise price may not be less than the fair market value of the Common Stock on the date of the grant. Grants of option rights under the Incentive Plan may be incentive stock options or non-qualified stock options. An incentive stock option is an option that is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code. A plan participant may pay the exercise price of an option in cash, by check, by the transfer of shares of unrestricted Common Stock owned for a period of time acceptable to the Compensation and Option Committee and having a value at the time of exercise equal to the exercise price, by any other consideration the committee may deem appropriate, or by a combination thereof. The committee shall determine the vesting schedule and requirements for continuous service associated with each grant of options and may provide for earlier vesting under specified circumstances. The vesting or exercise of option rights may be subject to the optionee or the Company achieving management objectives. No options shall be exercisable more than 10 years after the date of grant.

Appreciation Rights.  Plan participants may also receive stock appreciation rights, which may be “free-standing” or “tandem.” A free-standing stock appreciation right allows the plan participant to receive the increase, if any, in the fair market value of the number of shares of Common Stock underlying the award during the life of the award. A tandem stock appreciation right is granted in connection with an option to purchase Common Stock and allows the participant to receive the spread, if any, between the fair market value of the Common Stock and the exercise price of the underlying option. The Compensation and Option Committee may specify that any amount payable upon the exercise of a stock appreciation right may be paid by the Company to the plan participant in cash, Common Stock or any combination thereof. In addition, awards of stock appreciation rights may be subject to other restrictions, including:

•	a maximum amount payable;

•	a waiting period prior to exercise;

•	the satisfaction of certain management objectives prior to exercise; and

•	exercisability only upon the occurrence of a change in control of the Company.

Restricted Shares.  Plan participants may be awarded shares of Common Stock that are not transferable and are subject to forfeiture until certain restrictions are removed or conditions are satisfied. Removal of restrictions may be contingent on the achievement by the recipient or the Company of specific management objectives, as determined by the Compensation and Option Committee. Unless otherwise determined by the committee, recipients of restricted shares are entitled to vote their restricted shares and to receive the dividends paid on the shares.

Restricted Share Units.  A restricted share unit is a right to receive one share of Common Stock or cash equal to the value of one share at the end of a specified period, subject to transfer restrictions and other conditions as determined by the Compensation and Option Committee. Restricted share units generally vest on the basis of the satisfaction of performance conditions established by the committee and/or continuing employment or other service for a specified period of time. The holder of a restricted share unit award has no rights as a stockholder with respect to the underlying shares unless and until the award vests and the award is settled in shares. However, the committee may provide for the payment of dividend equivalents in the form of cash or shares in an amount equal to the dividends that would have been payable if the shares were outstanding.

Performance Units.  Plan participants may receive performance units that will become payable upon the achievement of specified management objectives during a “performance period.” The length of the performance period will be specified at the time the grant is made, but will not be less than three years. In addition, performance units may be subject to earlier lapse or other modification in the event of a change in control of the Company.

Management Objectives

As stated above, awards of performance units will be, and other awards may be, made subject to certain management objectives. These objectives may be based on Company-wide objectives or objectives that are related to the performance of an individual participant, a subsidiary, a division, a department, a region or a function within the Company or its subsidiaries. For awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the objectives will be based on specified levels of, or growth in, one or more of the following areas:

•	cash flow/net assets ratio;

•	return on total capital or assets;

•	return on consolidated equity;

•	earnings or earnings per share;

•	revenue;

•	cash flow;

•	stock price or total return to stockholders;

•	operating income or earnings before interest and taxes (EBIT);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	enterprise value;

•	cost initiatives, which can include targets involving capital expenditures, cost of purchased material and full-time and part-time payroll (such as the Global Footprint Index described under “Compensation Discussion and Analysis — Fiscal 2008 Compensation — Fiscal 2008 Annual Incentive Compensation Awards” on page 29 of this Proxy Statement); and/or

•	economic value added or economic profit.

The Incentive Plan Amendments would add the last five groups of performance criteria. In addition, the Incentive Plan Amendments restate the first seven groups of performance criteria in order to comply with the requirements of Section 162(m) of the Internal Revenue Code.

If the Compensation and Option Committee determines that a change in the business, operations, corporate or capital structure of the Company, the manner in which the Company conducts its business, or other events or circumstances render the management objectives unsuitable, the committee may, in its discretion, modify the management objectives or the related minimum acceptable level of achievement, in whole or in part, as it deems appropriate and equitable, unless such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code.

Awards of Restricted Share Units to Non-Management Directors

Under the Incentive Plan Amendments, each person who becomes a non-management director will, on the date such person first becomes a non-management director, receive a grant of restricted share units. The number of restricted share units will be equal to $200,000 divided by the closing price of the Common Stock on the date of grant. After the Meeting, and annually thereafter, each person serving as a non-management director will receive additional grants of restricted share units. An individual who first becomes a non-management director at the Meeting or a subsequent annual meeting will not be entitled to the annual grant until the following annual meeting. The number of restricted share units awarded annually will be equal to $125,000 divided by the closing price of the Common Stock on the date of grant. The restricted share units included in each grant will (a) become exercisable at a rate of one-third on each anniversary of the date of the grant, until fully vested, (b) become fully exercisable upon the director’s retirement from the Board, provided that the director has attained age 65 and completed 5 years of service as a director, and (c) become fully exercisable upon a change in control of the Company or death or disability of the director.

Term

The Incentive Plan Amendments will become effective as of September 17, 2008, subject to stockholder approval. No grants of any kind may be made under the Incentive Plan after November 8, 2012. All awards made under the Incentive Plan that remain outstanding subsequent to November 8, 2012 will continue to be governed by the terms of the Incentive Plan.

Prohibition on Repricings

The Compensation and Option Committee may not lower the exercise price of outstanding option rights without the approval of the Company’s stockholders.

Transferability

Unless otherwise approved by the Compensation and Option Committee, options, appreciation rights or other derivative securities granted under the Incentive Plan may not be transferred other than by will or the laws of descent and distribution. Under no circumstances may awards be transferred for value.

Adjustments

The maximum number of shares of Common Stock which may be awarded under the Incentive Plan, and the number of shares and price per share applicable to any outstanding award, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations or other reorganizations of the Company.

Amendments

The Compensation and Option Committee may amend the Incentive Plan at any time without the consent of stockholders, unless consent is required by law or the applicable rules of each securities exchange upon which the Common Stock is traded.

Compliance with Section 409A of the Internal Revenue Code

It is intended that the Incentive Plan and any grants made under the Incentive Plan will comply with the provisions of Section 409A of the Internal Revenue Code, so that plan participants will not be subject to adverse tax consequences under that Code Section.

Market Value of Underlying Securities of the Incentive Plan

Common Stock underlies all of the options and rights to be awarded under the Incentive Plan. The market value of the Common Stock at the close of trading on September 17, 2008 was $32.14 per share.

Federal Income Tax Consequences of the Incentive Plan

The following is a summary of certain federal income tax consequences relating to awards under the Incentive Plan, based on federal income tax laws currently in effect. This summary is not intended to and does not describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an option right or shares of Common Stock purchased or granted pursuant to, or any other award granted under, the Incentive Plan and does not describe any state, local or foreign tax consequences.

Tax Consequences to Participants

Incentive Stock Options.  A plan participant will not recognize income upon the grant of an option intended to be an incentive stock option. Furthermore, a plan participant will not recognize ordinary income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements although the exercise may be subject to alternative minimum tax. To satisfy the employment requirement, a plan participant must exercise the option not later than three months after he or she ceases to be an employee of the Company and its subsidiaries (one year if he or she is disabled). To satisfy the holding period requirement, a plan participant must hold the shares acquired upon exercise of the incentive stock option for more than two years from the grant of the option and more than one year after the shares are transferred to him or her. If these requirements are satisfied, the plan participant will be taxed on the difference between his or her basis in the shares and the net proceeds of the sale at capital gain rates on the sale of the shares.

If a plan participant disposes of shares of Common Stock acquired upon the exercise of an incentive stock option without satisfying the holding period requirement, the plan participant will usually recognize ordinary income at the time of disposition equal to the amount of the difference between the fair market value of the stock on the date the option is exercised and the exercise price of the option.

Non-Qualified Stock Options.  In general, a plan participant will not recognize income at the time an option is granted. At the time of exercise of the option, he or she will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares of Common Stock on the date of exercise. At the time of the sale of the shares of Common Stock acquired pursuant to the exercise of an option, appreciation in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain, and depreciation in value will be treated as short-term or long-term capital loss, depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if the participant has satisfied applicable holding period requirements.

Appreciation Rights.  A plan participant will not recognize income upon the grant of a stock appreciation right. In general, a participant will recognize ordinary income at the time he or she receives payment on a stock appreciation right in the amount of the payment.

Restricted Shares.  In general, a plan participant will not recognize ordinary income upon receipt of restricted shares. The plan participant will recognize ordinary income when the shares are transferable by the plan participant or are no longer subject to a substantial risk of forfeiture, whichever occurs first. At such time, the plan participant will recognize ordinary income in an amount equal to the current fair market value of the shares. A plan participant may, however, elect to recognize ordinary income when the restricted shares are granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. Any appreciation in the value of the shares after the date the shares become transferable or are no longer subject to substantial risk of forfeiture, or after the participant has made the election referred to in the preceding sentence, if applicable, will be treated as either short-term or long-term capital gain, and any depreciation in value will be treated as either short-term or long-term capital loss, depending upon how long the shares have been held.

Restricted Share Units.  A plan participant will not recognize ordinary income upon the grant of restricted share units. In general, a plan participant will recognize ordinary income at the time he or she receives shares with respect to restricted share units in an amount equal to the current fair market value of the shares.

Performance Units.  A plan participant will not recognize income upon the grant of performance units. In general, a plan participant will recognize ordinary income at the time he or she receives payment with respect to performance units in the amount of the payment.

Tax Consequences to the Company

To the extent that a plan participant recognizes ordinary income as described above, the Company, or its subsidiary for which the plan participant performs services, will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Incentive Plan Benefits

If the stockholders approve the Incentive Plan Amendments, there will be an annual grant of restricted share units under the Incentive Plan to each non-management director, commencing with the Meeting. In addition, the Incentive Plan Amendments provide for a one-time grant of restricted share units to each person who becomes a non-management director on or after the date of the Meeting, including Ms. Runtagh. An individual who first becomes a non-management director at the Meeting or a subsequent annual meeting will not be entitled to the annual grant until the following annual meeting. For the annual and one-time grants, the number of restricted share units awarded will be equal to $125,000 and $200,000, respectively, divided by the closing price of the Common Stock on the grant date.

In September 2008, the Compensation and Option Committee approved awards to Mr. Paliwal representing his annual equity award and an additional award to offset some of the reduction in value of the awards he received under his letter agreement in connection with joining the Company. These earlier awards were compensation for awards Mr. Paliwal forfeited in connection with leaving his former employer to join the Company. Mr. Paliwal’s annual equity award consists of 72,748 stock options and 78,757 restricted share units, of which 28,757 restricted share units are subject to stockholder approval of the Incentive Plan Amendments. The 78,757 restricted share units will vest three years from the date of grant. For each restricted share unit, Mr. Paliwal will be entitled to one share of Common Stock. Under his letter agreement, if the Incentive Plan Amendments are not approved by stockholders, Mr. Paliwal will be entitled to restricted share units of an equal value granted outside the Incentive Plan.

Mr. Paliwal’s additional award consists of 73,814 restricted share units, which are subject to approval of the Incentive Plan Amendments. For each of these restricted share units, Mr. Paliwal will be entitled to receive one share of Common Stock. Of the 73,814 restricted share units, 12,913 will vest on December 3, 2009, 32,460 will vest on March 1, 2010, 20,911 will vest on July 1, 2010, 3,765 will vest on July 1, 2011 and 3,765 will vest on July 1, 2012.

No other awards have been made subject to approval of the Incentive Plan Amendments. However, the committee is considering approving grants to Mr. Paliwal under the Incentive Plan to replace the special cash bonus he is entitled to under the November 2007 amendment to his letter agreement. The proposed award would be in the form of performance-based restricted share units, which would vest on November 9, 2012. The actual number of restricted share units payable would be subject to adjustment based on the Company’s enterprise value on the vesting date, using the same target, threshold and maximum performance levels approved for the special cash bonus. However, the committee is also considering adjusting the enterprise value performance levels based on a $43 stock price. See “Compensation Discussion and Analysis — Executive Compensation Programs and Policies — Long-Term Incentive Compensation” and “Executive Compensation — Grants of Plan-Based Awards” on pages 26 and 36 of this Proxy Statement for additional information regarding Mr. Paliwal’s special cash bonus.

PROPOSAL NO. 3
APPROVAL OF 2008 KEY EXECUTIVE OFFICERS BONUS PLAN

In October 2007, the Board unanimously approved, subject to stockholder approval, the 2007 Key Executive Officers Bonus Plan (the “2007 Plan”). The 2007 Plan was subsequently approved by the stockholders at the 2007 Annual Meeting of Stockholders. The 2007 Plan allows cash bonuses paid under it to be considered “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

In September 2008, the Compensation and Option Committee approved the 2008 Key Executive Officers Bonus Plan (the “2008 Plan”), subject to stockholder approval. The 2008 Plan amends and restates the 2007 Plan. The 2008 Plan will add to the stockholder equity goal performance measures consistent with the Incentive Plan and the Company’s Management Incentive Compensation Plan, which is an annual incentive program for executive officers and other key employees. These amendments will allow us to apply consistent performance measures in granting incentive awards to our senior management, other executive officers and key employees.

You are being asked to approve the 2008 Plan. You should read and understand the terms of the 2008 Plan before you vote. A summary of the 2008 Plan appears below and the full text of the 2008 Plan is attached to this Proxy Statement as Appendix B. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting will be required to approve the 2008 Plan. If the 2008 Plan is not approved, the 2007 Plan will continue in effect under its current terms.

The Board recommends a vote FOR approval of the 2008 Plan.

2008 Plan Summary

This summary of the 2008 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the 2008 Plan, which is attached to this Proxy Statement as Appendix B.

Administration

The 2008 Plan is administered by the Compensation and Option Committee, which has full authority to interpret and oversee the operation of the 2008 Plan. The Board may appoint a new plan committee at its discretion. The plan committee will in any event be comprised of not fewer than two directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the applicable Treasury regulations.

Eligibility

As under the 2007 Plan, the Company’s Chief Executive Officer and any other executive officer of the Company designated by the Compensation and Option Committee will be eligible to receive an award under the 2008 Plan. Currently, there are three individuals who are designated as eligible to receive awards under the 2008 Plan.

Performance Measures and Awards

No later than the 90th day of each fiscal year, the Compensation and Option Committee will meet to establish performance measures for the fiscal year and the maximum cash award payable to each plan participant if these goals are met. As under the 2007 Plan, cash awards paid under the 2008 Plan to a plan participant shall not exceed $3,000,000 during any fiscal year.

After the end of each fiscal year, the committee will meet to determine whether the performance measures for the fiscal year were met. If the goals were met, the committee will establish the amount of the cash award to be paid to each plan participant, exercising discretion only to decrease the award amount.

Performance Measures

The performance measures under the 2008 Plan will be based on specified levels of, or growth in, one or more of the following areas:

•	return on stockholder equity;

•	cash flow/net assets ratio;

•	return on total capital or assets;

•	return on consolidated equity;

•	earnings or earnings per share;

•	revenue;

•	cash flow;

•	stock price or total return to stockholders;

•	operating income or earnings before interest and taxes (EBIT);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	enterprise value;

•	cost initiatives, which can include targets involving capital expenditures, cost of purchased material and full-time and part-time payroll (such as the Global Footprint Index described under “Compensation Discussion and Analysis — Fiscal 2008 Compensation — Fiscal 2008 Annual Incentive Compensation Awards” on page 29 of this Proxy Statement); and/or

•	economic value added or economic profit.

If the Compensation and Option Committee determines that a change in the business, operations, corporate or capital structure of the Company, the manner in which the Company conducts its business, or other events or circumstances render the management objectives unsuitable, the committee may, in its discretion, modify the management objectives or the related minimum acceptable level of achievement, in whole or in part, as it deems appropriate and equitable, unless such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code.

Change in Control

In the event of a change in control of the Company, each plan participant shall be entitled to the award amount for that fiscal year without proration or any other reduction, provided that he or she is employed by the Company at the time of the change in control or, if the plan participant is no longer employed by the Company, the plan participant’s employment is terminated after commencement of discussions that resulted in a change in control of the Company but within 180 days prior to the change in control.

Term

If the stockholders approve the 2008 Plan, it will become effective as of July 1, 2008 and will remain effective until five years after the date approved by the stockholders.

Tax Deductibility of Awards

The Company intends for awards made under the 2008 Plan to constitute “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code. As applicable to the Company, Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation’s top executives, but does not include performance-based compensation in determining whether the $1,000,000 threshold has been exceeded.

2008 Plan Benefits

Under the 2008 Plan, the Compensation and Option Committee will establish performance goals at the beginning of each fiscal year and the maximum amount of a cash award that is payable to each plan participant if the goals are met. At the end of each fiscal year, the committee will determine whether the goals were met and, if so, the amount of the cash award to be paid to each plan participant. Therefore, the dollar value of future awards under the 2008 Plan that will be received by or allocated to any person or group, or in the aggregate, is not determinable.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of nine directors. Seven of the directors are independent directors and two directors are current or former members of the Company’s senior management. Each of the Company’s non-management directors, other than Dr. Harman and the director nominee, meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the Board will consist of eight members, seven of whom are independent.

Director Compensation

Fiscal 2008 Compensation

For services rendered during fiscal 2008, non-management directors received an annual retainer fee of $60,000, plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. We do not pay fees to directors who are officers of the Company or its subsidiaries. The Company reimburses all directors for expenses incurred in attending Board and committee meetings.

On the date of our 2007 Annual Meeting of Stockholders, each then-current non-management director received an option to purchase 5,000 shares of Common Stock. Each of Mr. Carroll, Mr. Steel, Mr. Reiss and Dr. Einsmann received an option to purchase 8,000 shares of Common Stock upon joining the Board. All of these options were granted under the Incentive Plan. The exercise price of the options was the fair market value of the shares of Common Stock on the date of grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant.

For his service as Non-Executive Chairman during fiscal 2008, Dr. Harman received an annual retainer of $200,000, prorated for his length of service. In addition, Dr. Harman received an option to purchase 8,000 shares of Common Stock upon becoming a non-management director in February 2008. Dr. Harman is a named executive officer for fiscal 2008 and his compensation as a director is included in the Summary Compensation Table on page 33 of this Proxy Statement.

The following table sets forth compensation earned by each of our non-management directors, other than Dr. Harman, for his or her service as a director during fiscal 2008.

	Fees Earned or	Option
Name(1)	Paid in Cash(2)	Awards(3)(4)	Total

Brian Carroll(5)	$45,000	$99,557	$144,557
Harald Einsmann(5)	46,500	99,557	146,057
Shirley Mount Hufstedler	67,500	266,781	334,281
Ann McLaughlin Korologos	69,000	266,781	335,781
Edward Meyer	69,000	266,781	335,781
Kenneth Reiss(6)	30,000	20,677	50,677
Gary Steel(7)	45,000	47,219	92,219

(1)	Gina Harman resigned as a director of the Company in August 2007 and as President of the Company’s Consumer division in January 2008. As an officer of the Company, Ms. Harman did not receive compensation for her service as a director in fiscal 2008. Her compensation as an employee is described under the caption “Certain Relationships and Related Transactions — Certain Family Relationships” on page 51 of this Proxy Statement.

(2)	Includes annual retainer and meeting attendance fees paid to each non-management director, other than Dr. Harman, for his or her service as a director during fiscal 2008. For each of

Mr. Carroll, Dr. Einsmann, Mr. Reiss and Mr. Steel, the annual cash retainer was prorated based on his term of service.

(3)	On December 17, 2007, each non-management director, other than Dr. Harman, Mr. Steel and Mr. Reiss, was granted an option to purchase 5,000 shares of Common Stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board Statement No. 123(R) (revised 2004), Share-Based Payment (“FAS 123R”), was $134,421. Each of Mr. Carroll, Dr. Einsmann, Mr. Reiss and Mr. Steel was granted an option to purchase 8,000 shares of Common Stock upon joining the Board. The grant date fair values of these awards, calculated in accordance with FAS 123R, were as follows: Mr. Carroll ($251,473), Dr. Einsmann ($251,473), Mr. Reiss ($123,675) and Mr. Steel ($215,073). The amounts shown in the table represent the expense recognized for financial statement purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123R, with respect to stock options awarded to our non-management directors. Pursuant to Securities and Exchange Commission (the “Commission”) rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 12, Stock Option and Incentive Plan, to our consolidated financial statements in our Form 10-K for the year ended June 30, 2008, for information regarding the assumptions made in determining these values.

(4)	As of June 30, 2008, the number of outstanding options held by each of our non-management directors, other than Dr. Harman, was as follows: Mr. Carroll (13,000 shares), Dr. Einsmann (13,000 shares), Ms. Hufstedler (86,000 shares), Ms. Korologos (75,600 shares), Mr. Meyer (86,000 shares), Mr. Reiss (8,000 shares) and Mr. Steel (8,000 shares).

(5)	Mr. Carroll and Dr. Einsmann joined the Board in October 2007.

(6)	Mr. Reiss joined the Board in February 2008.

(7)	Mr. Steel joined the Board in December 2007.

Changes in Director Compensation for Fiscal 2009

In June 2008, the Compensation and Option Committee completed a review of the Company’s non-management director compensation program to determine whether the program was appropriate and competitive with respect to cash and equity components and total compensation. The committee also analyzed how the program compared to practices at comparable companies. As part of its review, the committee received advice from legal counsel and Steven Hall & Partners, which was engaged by the committee earlier in 2008 to review the Company’s non-management director compensation program. As a result of this process, the committee adopted changes to the program, effective July 1, 2008. The changes to equity compensation are subject to stockholder approval as described under the caption “Proposal No. 2 Approval of Amendments to the 2002 Stock Option and Incentive Plan.” The changes approved in June include:

•	the annual retainer fee to all non-management directors increased from $60,000 to $70,000;

•	the annual equity grant to non-management directors of stock options to purchase 5,000 shares of Common Stock will be replaced with an annual grant of restricted share units equal to $125,000 divided by the closing price of the Common Stock on the date of grant;

•	a $1,500 meeting fee will be paid to each non-management director for each meeting of the Board or any committee attended;

•	the chairperson of each of the Board’s standing committees will receive an additional annual retainer fee as follows: Audit Committee ($25,000), Compensation and Option Committee ($10,000) and Nominating and Governance Committee ($10,000); and

•	the Lead Director will receive an additional annual retainer fee of $20,000.

The committee’s decision to replace the annual grant of stock options with restricted share units was based on a significant decline in the use of stock options as director compensation at comparable companies. The change in meeting fees and additional annual retainer fees for committee chairs and the Lead Director were approved to differentiate compensation based on a director’s responsibilities and time requirements.

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout the Company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles the Company has, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating and Governance Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Executive and Financial Officers and Directors and a Code of Business Conduct applicable to all employees; and

•	a Board Policy that requires directors to submit their resignation if they do not receive a majority of votes “for” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on the Company’s website (www.harman.com) in the Corporate Governance section of the Investor Information page. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its Code of Ethics for Senior Executive and Financial Officers and Directors on its website under the Corporate Governance section of the Investor Information page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new requirements of the Commission or the New York Stock Exchange.

Director Independence

As part of the Company’s Corporate Governance Guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are attached to this Proxy Statement as Appendix C.

The Board has determined that each of Mr. Carroll, Dr. Einsmann, Ms. Hufstedler, Ms. Korologos, Mr. Meyer, Mr. Reiss, Ms. Runtagh and Mr. Steel, is independent of the Company and its management within the meaning of the New York Stock Exchange listing standards and satisfies the Company’s independence standards.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors it considers relevant, which may include:

•	the stated reason or reasons why stockholders who cast withhold votes for the director did so;

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in the Company’s best interests and the best interests of the stockholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•	rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the withheld votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Governance Committee and any additional information that the Board considers relevant. The Company will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Internal Auditor will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Board Meetings

The Board held fifteen meetings during fiscal 2008. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director in fiscal 2008.

The Board has established a policy that the non-management directors meet in executive session, without members of the Company’s management present, at each regularly scheduled meeting of the full Board. In May 2008, the independent directors designated Ann McLaughlin Korologos as Lead Director. In this role, Ms. Korologos is responsible for chairing executive sessions and other meetings of the Board in the absence of the Chairman. The Board expects to designate the Lead Director on an annual basis.

Annual Meetings of Stockholders

As part of the Company’s Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend stockholders meetings. All Board members who were directors at the time of the meeting attended the Company’s 2007 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee currently consists of Mr. Reiss (Chairman), Dr. Einsmann, Ms. Hufstedler, Ms. Korologos and Mr. Meyer. During fiscal 2008, the Audit Committee held seven meetings. The Board has determined that each member of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Mr. Reiss is an “audit committee financial expert” within the meaning of applicable Commission regulations.

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, focusing on the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with the Company’s independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to the Company by the independent auditor, except for items exempt from pre-approval requirements under applicable law; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 57 of this Proxy Statement.

Compensation and Option Committee

The Compensation and Option Committee currently consists of Mr. Meyer (Chairman), Mr. Carroll and Ms. Korologos. During fiscal 2008, the Compensation and Option Committee held seven meetings. Each member of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards.

The Compensation and Option Committee assists the Board in overseeing executive compensation and administers the Company’s executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	evaluating the performance of and establishing compensation for the Company’s Chief Executive Officer;

•	establishing compensation levels for the Company’s directors and executive officers and reviewing executive compensation matters generally;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity-based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted shares, restricted share units and other equity rights to executive officers.

The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its charter. A report of the Compensation and Option Committee appears on page 57 of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Ms. Korologos (Chairwoman), Mr. Meyer and Mr. Steel. During fiscal 2008, the Nominating and Governance Committee held seven meetings. Each member of the Nominating and Governance Committee is independent under the New York Stock Exchange listing standards.

The Nominating and Governance Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating and Governance Committee’s primary responsibilities include considering and making recommendations to the Board with respect to:

•	nominees for election to the Board consistent with criteria approved by the Board or the Nominating and Governance Committee, including director candidates submitted by the Company’s stockholders; and

•	the Company’s codes of conduct and corporate governance policies, and overseeing the evaluation of the performance of the Board and the Company’s management against these policies.

The Nominating and Governance Committee’s responsibilities and key practices are more fully described in its charter.

Director Nominees

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Committee may consider candidates recommended by the Company’s directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications

In evaluating nominees for election as a director, the Nominating and Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

•	the ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the Board and its committees;

•	the skills and personality of the nominee and how the Nominating and Governance Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its stockholders;

•	the willingness to represent the best interests of all of the Company’s stockholders and not just one particular constituency; and

•	diversity of viewpoints, background and experience, compared to those of existing directors and other nominees.

The Nominating and Governance Committee will also consider other criteria for director candidates included in the Company’s Corporate Governance Guidelines or as may be established from time to time by the Board.

Stockholder Recommendations

The Nominating and Governance Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating and Governance Committee. The Company has never received any recommendations for director candidates from stockholders. In considering director candidates recommended by stockholders, the Nominating and Governance Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of the Company and the aggregate amount of the submitting stockholder’s investment in the Company.

Stockholders may recommend candidates at any time, but to be considered by the Nominating and Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date the proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

•	the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Board if nominated and elected;

•	a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating and Governance Committee all information reasonably requested in connection with the Nominating and Governance Committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of Common Stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors, the Commission regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: Corporate Secretary (Nominating and Governance Committee Communication / Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Decisions with respect to compensation for our executive officers are made by the Compensation and Option Committee of the Board. The following discussion and analysis are focused on the compensation for our executive officers during fiscal 2008, with additional detail provided for our named executive officers listed in the Summary Compensation Table on page 33 of this Proxy Statement.

Executive Compensation Program Objectives

The Company’s executive compensation program is intended to attract, retain and motivate the key people necessary to lead the Company to achieve its strategic objective of increased stockholder value over the long term, reflecting the Compensation and Option Committee’s belief that executive compensation should seek to align the interests of the Company’s executives with those of our stockholders. In establishing compensation, the committee seeks to provide our executive officers with a competitive total compensation package.

Compensation and Option Committee

Our executive compensation program is designed and implemented under the direction of our Compensation and Option Committee, which is comprised solely of independent directors. The committee is authorized to retain advisors with respect to compensation matters. The committee periodically consults with outside advisors, and uses survey data provided by compensation consultants, in connection with its decisions with respect to executive compensation matters.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation (exclusively for our Chief Executive Officer);

•	long-term equity incentive compensation;

•	severance and change-in-control arrangements; and

•	employee benefits and other perquisites.

Base Salary

The base salary for each of our executive officers represents the fixed portion of their total compensation. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company, as well as internal and market comparisons, including surveys furnished from time to time by outside compensation consulting firms concerning practices of other companies, primarily companies engaged in electronics and manufacturing industries, with revenues comparable to the Company. In setting base salaries for executive officers, the committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies.

At the request of the committee, Mr. Paliwal, our Chief Executive Officer, makes annual recommendations with respect to changes in base salary for our executive officers. Neither Mr. Paliwal nor any other executive officer participates in the committee’s decisions regarding the base salaries of our executive officers.

Annual Incentive Compensation

The Company maintains annual incentive compensation programs for its executive officers and other key employees that provide for awards in the form of cash bonuses.

The Company’s 2007 Key Executive Officers Bonus Plan (the “2007 Plan”) is an annual incentive program for the Company’s most senior executive officers. Awards payable under the 2007 Plan are intended to qualify as “performance-based compensation” for federal income tax purposes. Under the 2007 Plan, the Company’s Chief Executive Officer and any other executive officer designated by the committee are eligible to receive awards. In fiscal 2008, the committee established a return on stockholder equity goal for the fiscal year and a maximum cash award payable to each plan participant if that goal was met. Annual cash awards payable to any plan participant under the 2007 Plan cannot exceed $3 million. The committee maintains discretion under the 2007 Plan to decrease the amount paid to any participant in the 2007 Plan.

You are being asked to approve the 2008 Key Executive Officers Bonus Plan (the “2008 Plan”) which amends and restates the 2007 Plan. The 2008 Plan will, among other things, add performance measures that are consistent with those under the Management Incentive Compensation Plan (the “MIC Plan”) as described below. If the 2008 Plan is not approved, no awards under the 2008 Plan will be made and the 2007 Plan will continue in effect under its current terms.

The Company also maintains the MIC Plan for executive officers, as well as other key employees. Under the MIC Plan, executive officers are eligible to receive a cash bonus expressed as a percentage of base salary. The bonus award payable to any plan participant can range from zero to 100% of the plan participant’s annual base salary. In order to receive an award under the MIC Plan, the Company or executive’s business unit must achieve preestablished performance targets. Subject to the committee’s discretion, the performance metrics are revenue growth, operating income, free cash flow and a global footprint index comprised of three components based on capital expenditures, full-time equivalent employees and material purchases. The targets for each metric are established by reference to the Company’s internal business plan. Based on the achievement of these targets after completion of the fiscal year, a preliminary value is determined in a range from 50% to 150% of the target award. Plan participants are then evaluated based upon performance against individual objectives. Performance against these objectives results in a multiplier from zero to 120% of the preliminary value determined based on Company or business unit performance. The committee retains the authority to award discretionary cash bonuses to executives who participate in the MIC Plan under circumstances in which the performance targets are not met in a fiscal year.

Under Mr. Paliwal’s letter agreement, his target annual incentive award is 150% of his annual base salary, with a maximum award of 200% of his base salary. For fiscal 2008, under his letter agreement Mr. Paliwal was entitled to a minimum award of 150% of his base salary. Beginning in fiscal 2009, the award can range from zero to 200% of his base salary, based on achievement of the same Company-wide performance measures established under the MIC Plan for the applicable fiscal year and Mr. Paliwal’s individual performance.

The Compensation and Option Committee believes annual incentive compensation is a key element of the total compensation of each executive officer. The committee also believes that as an executive progresses to greater levels of responsibility within the Company, the annual incentive award opportunity should represent an increasing portion of the executive’s potential annual compensation. Further, the committee believes that conditioning a significant portion of executive compensation on the Company’s results and individual performance appropriately motivates executives to achieve the Company’s financial and other objectives thereby enhancing stockholder value, and also assists the Company in attracting and retaining executive officers and other key employees.

Long-Term Incentive Compensation

Under his letter agreement, Mr. Paliwal has the ability to earn a special bonus in November 2012 based on a comparison of the Company’s enterprise value over a five-year period. The amount of the special bonus is up to $75 million. No bonus will be paid if the Company’s enterprise value at the end of the measurement period is less than 1.3 times the Company’s enterprise value on November 9, 2007. The Compensation and Option Committee believed this award was a key element of the total compensation of Mr. Paliwal. The committee also believed the award aligned Mr. Paliwal’s interests with those of our stockholders and created a long-term incentive for future performance. See “Executive Compensation — Grants of Plan-Based Awards” on page 36 of this Proxy Statement for additional information regarding this award.

Long-Term Equity Incentive Compensation

The Company’s equity incentive plans are administered by the Compensation and Option Committee and are designed to provide incentive compensation to executive officers and other key employees, in the form of stock options, restricted shares and restricted share units. The grants are designed to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance.

Historically, the committee considered equity awards for the Company’s most senior executive officers annually and equity awards to other executive officers and key employees every 18 months. In fiscal 2008, all stock option awards under these equity incentive plans were granted at an exercise price equal to the market price of the Common Stock on the date of grant. The option awards generally vested over five years commencing one year from the date of grant and expire after ten years. In addition, the committee granted performance-based option awards to certain executive officers in February 2008. A substantial majority of the option grants that have been awarded to executive officers under the Company’s equity incentive plans are “non-qualified” stock options, thereby providing the Company with the ability to realize tax benefits upon the exercise of these option awards. Awards of restricted shares and restricted share units granted under the plans are subject to forfeiture for a period of at least three years. The committee views equity awards under the equity incentive plans or outside these plans as an additional means to attract management and to encourage management retention.

When making equity-based incentive awards, the committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to the Company, our stockholders and other investors.

The committee intends to make appropriate executive compensation decisions so that our executives receive a total compensation package that is competitive and has a significant component that is at risk. The increase in the value of equity awards is directly linked to an increase in stockholder return, subject to continued employment by the executives with respect to unvested equity awards. The committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Severance and Change-in-Control Arrangements

Under the terms of the Company’s equity incentive plans and the related award agreements, unvested stock options, restricted shares and restricted share unit awards become fully vested upon a change in control of the Company.

The Company has severance agreements with Mr. Paliwal and Herbert Parker, the Company’s Chief Financial Officer. These agreements provide for severance benefits in the event of a termination of employment under specified circumstances following a change in control of the Company. These agreements provide for additional “gross up” payments to these executives for excise taxes, if applicable. The excise tax gross up payments are intended to make these executives whole for any adverse tax consequences they may become subject to under the federal tax laws and to preserve the level of severance deemed to be appropriate under the terms of these agreements and the Company’s other compensation programs. The Company believes that these provisions are a reasonable part of the compensation package for these executives and consistent with the practice of many other public companies.

The Company also has employment agreements with Mr. Paliwal, Mr. Parker, Helmut Schinagel and other executive officers. The provisions of the agreements with Mr. Paliwal and Mr. Parker provide, among other things, for severance compensation if the executive officer is terminated without cause or leaves for good reason, whether or not a change in control is involved. Mr. Schinagel is the Company’s Chief Technology Officer and is based in Germany. Employment agreements with executives are customary in Germany and many other countries outside the United States. Among other things, his agreement provides for severance benefits upon termination of employment under certain circumstances.

These agreements are described in more detail under the captions “Executive Compensation — Grants of Plan-Based Awards — Employment Agreements” and “Executive Compensation — Severance and Change in Control Benefits — Severance and Employment Agreements” on pages 38 and 43 of this Proxy Statement. The committee believes that these benefits are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

The Company provides certain executive officers with supplemental retirement, termination and death benefits under the Company’s Supplemental Executive Retirement Plan. Each of Dr. Geiger and Mr. Schinagel is entitled to pension and related benefits under the terms of his employment agreement. As described above, these differences in retirement benefits derive from their employment in Germany, where substantially all of the Company’s employees participate in a defined benefit pension program. The Company also provides its executive officers employed in the United States with the opportunity to participate in a deferred compensation plan. These plans are described under the captions “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan” and “Executive Compensation — Nonqualified Deferred Compensation” on pages 41 and 42 of this Proxy Statement.

The Company’s executive officers are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers, that are employed in the United States are eligible to participate in a company-sponsored 401(k) defined contribution plan.

The Compensation and Option Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

The Company provides executive officers with certain perquisites that have historically been provided and that the committee believes enhance our ability to attract and retain qualified executives. These perquisites include the use of Company owned or leased cars and reimbursement of car-related expenses. These cars use infotainment systems and other products designed and manufactured by the Company and permit these executives to experience and evaluate these products. In addition, on occasion, the spouses of our executives travel with them to attend business-related functions.

The Company has a fractional ownership interest in a corporate aircraft for use by management for business purposes. The committee believes that the use of corporate aircraft enables executives to devote maximum time and attention to the Company’s business and enhances their productivity and availability while traveling. In fiscal 2008, consistent with past practice, the Board also authorized the use of this aircraft for non-business use by the Company’s former Executive Chairman, prior to his retirement. Going forward, the Company will no longer permit non-business use of the aircraft.

As Executive Chairman, the Company provided Dr. Harman with an assistant, who also provided him with non-business related services. The Company estimated the portion of those services that were not directly related to Company business and reported that portion of this employee’s salary and benefits as compensation to Dr. Harman. As a result of Dr. Harman’s retirement, the Company ceased providing him with this benefit and did not transfer the benefit to Mr. Paliwal, the current Chairman and Chief Executive Officer.

The committee has determined it is appropriate to provide these perquisites in order to attract and retain our executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our executive officers, the committee considers perquisites in the context of the total compensation which our executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the committee with respect to other elements of the total compensation to which the Company’s executive officers are entitled or awarded. For a description of the perquisites received by our named executive officers during fiscal 2008, see the information under the caption “Executive Compensation — Summary Compensation Table — All Other Compensation” on page 35 of this Proxy Statement.

Stock Ownership Guidelines

The Compensation and Option Committee encourages ownership of Common Stock by our executive officers and other key employees, including through awards under our equity incentive compensation plans. The Company does not currently have a policy that requires our executives to own a specific number of shares, or dollar amount, of Common Stock, nor do we require our executives to retain any specific percentage of shares received upon exercise of options or upon vesting of any restricted shares. However, the committee is considering adopting a formal policy regarding the executive officers’ ownership of Common Stock that would take effect in fiscal 2009.

Internal Revenue Code Section 162(m)

As applicable to the Company, Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (not including the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation” under Section 162(m). Bonus awards under our 2007 Plan and 2008 Plan and option grants and certain other awards under our equity incentive plans, are intended to qualify as performance-based compensation under Section 162(m). The committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

Fiscal 2008 Compensation

Base Salary

In September 2007, the Compensation and Option Committee considered changes to the base salaries for our executive officers for fiscal 2008. The base salaries for Mr. Paliwal, Dr. Geiger and Mr. Schinagel were established by the terms of their respective employment agreements with the Company. Mr. Paliwal recommended to the committee that the base salaries of all other named executive officers remain unchanged. The committee accepted this recommendation.

In January 2008, upon Mr. Paliwal’s recommendation, the committee reconsidered the base salary of Blake Augsburger, President of the Company’s Professional division, in connection with his appointment to the additional position of U.S. Country Manager. The committee increased Mr. Augsburger’s salary from $395,000 to $425,000. In addition, Mr. Parker’s base salary was set in his employment agreement when he joined the Company.

Fiscal 2008 Annual Incentive Compensation Awards

For fiscal 2008, the committee designated Mr. Paliwal, Dr. Harman, Mr. Brown and Dr. Geiger as participants in the 2007 Plan, set the return on stockholder equity goal at 10% and set the maximum award for each participant at $2 million. At its meeting in September 2008, the committee determined that the return on stockholder equity goal had not been met. As a result, no awards were paid under the 2007 Plan.

In December 2007, the committee approved Mr. Paliwal’s target annual incentive award provided for in his letter agreement and the target awards for the executive officers who are participants in the MIC Plan. The target awards were set at a percentage of base salary. At the same time, the committee approved the performance measures and goals for the awards. The awards were subject to the Company achieving levels of performance for the following metrics:

•	Revenue Growth. The committee selected this metric because it is useful for evaluating the Company’s overall performance.

•	Operating Income. The committee selected this metric because it is a strong indicator of core business earnings.

•	Free Cash Flow. The committee selected this metric because it provides a measure of the Company’s ability to generate cash and reinvest in growth initiatives. Free cash flow is a non-GAAP measure. The committee calculated free cash flow as operating income plus depreciation and amortization plus change in working capital. The change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties.

•	Global Footprint Index. The committee selected this metric because it is useful for evaluating the Company’s success in optimizing its global footprint in manufacturing, engineering and sourcing, to drive profitable growth and to enhance stockholder value. The global footprint index is calculated as follows:

The following table sets forth the threshold, target and maximum levels of performance, the weights of each performance metric and actual performance for each of these metrics in fiscal 2008.

					Actual
Performance Metric	Weight	Threshold	Target	Maximum	Performance

Revenue Growth	20%	11.9%	16.9%	21.9%	15.8%
Operating Income	30%	$353,106	$441,382	$529,658	$198,570
Free Cash Flow	30%	$366,901	$458,626	$504,489	$241,184
Global Footprint Index	20%	86%	95%	104%	90%

The following table sets forth the target awards and actual payouts, each as a percentage of base salary, for Mr. Paliwal and the executive officers who were participants in the MIC Plan for fiscal 2008.

	Target Annual
	Incentive Award	Actual Payout
Name	(% of base salary)	(% of base salary)

Dinesh Paliwal	150.0%	150.0%
Helmut Schinagel	70.0%	22.5%
Blake Augsburger	55.0%	71.8%
Erich Geiger	100.0%	32.2%
Kevin Brown(1)	60.0%	19.3%

(1)	Mr. Brown resigned as Chief Financial Officer in May 2008. Under a letter agreement, he remained entitled to his target award under the MIC Plan, adjusted for the Company’s attainment of the performance measures under the plan.

Sandra Robinson resigned from her executive officer position in November 2007. Under a letter agreement, Ms. Robinson’s annual incentive award for fiscal 2008 was fixed at $115,000.

Mr. Parker joined the Company in June 2008 and was not eligible for an annual incentive award for fiscal 2008. Dr. Harman retired in December 2007. As a result, he was not eligible to receive an annual incentive award for fiscal 2008.

In addition, in fiscal 2008, Mr. Paliwal received a one-time cash bonus of $1,200,000 in connection with his joining the Company and an additional one-time bonus of $350,000 in connection with an amendment to his employment agreement in November 2007.

Fiscal 2008 Equity Awards

During fiscal 2008, the Compensation and Option Committee approved equity awards to each of Mr. Paliwal and Mr. Parker in connection with his joining the Company. Mr. Paliwal received grants of stock options, restricted shares and restricted share units under his employment agreement. In addition, the committee approved additional grants to Mr. Paliwal of stock options in October 2007 and restricted share units in January 2008 in connection with an amendment to his employment agreement in November 2007. A portion of his initial awards and the January 2008 awards were intended to compensate Mr. Paliwal for awards he forfeited in connection with leaving his former employer to join the Company. Mr. Parker received grants of stock options and restricted shares.

In February 2008, the Compensation and Option Committee approved performance-based stock option grants to Dr. Geiger and Mr. Augsburger along with other key employees. The number of stock options that will vest is determined by performance measures over a three-year period. The committee decided to grant these performance-based awards to align payout with the achievement of long-term performance goals. To determine the number of stock options that will vest, the Company’s total stockholder return (“Company TSR”) will be compared to the total stockholder return of a peer group (“Peer TSR”) over a three-year period beginning on the date of grant (the “Performance Period”). The stock options will be cancelled if the Company TSR over the Performance Period is negative, or if the Company TSR is below the 50th percentile of the Peer TSR. If the Company TSR ranks at the 50th percentile of the Peer TSR, 33% of the stock options will vest. If the Company TSR ranks at or above the 75th percentile of the Peer TSR, 100% of the stock options will vest. If the Company TSR ranks between the 50th percentile and the 75th percentile of the Peer TSR, the number of stock options that vest will be determined by straight-line interpolation between 33% and 100%. See “Proposal No. 2 Approval of Amendments to the 2002 Stock Option and Incentive Plan — Incentive Plan Benefits” on page 12 of this Proxy Statement.

The awards made to our named executive officers are described in more detail under the captions “Executive Compensation — Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End” on pages 36 and 39 of this Proxy Statement.

For additional information regarding the compensation received by our named executive officers in fiscal 2008, see the information under the caption “Executive Compensation — Summary Compensation Table” on page 33 of this Proxy Statement.

Recent Changes in Compensation

In July 2008, the committee approved changes to the Company’s executive compensation policies and programs that will take effect in fiscal 2009. The changes were approved after the committee received advice from Executive Compensation Advisors (“ECA”), which was engaged by the committee earlier in 2008 to review the Company’s executive compensation program. In advising the committee, ECA provided a comparative analysis of a peer group of companies for base salary, annual incentive compensation, long-term equity incentive compensation and Mr. Paliwal’s long-term incentive compensation. The changes adopted by the committee include (a) annual incentive awards for executive officers will generally be based on the same performance measures, consistent with the measures currently provided for under the MIC Plan, (b) long-term equity grants that generally consisted of 100% stock options will now consist of 50% stock options, 25% time-vested restricted share units and 25% performance-based restricted share units, (c) stock options will vest ratably over three years rather than five years and (d) the time period between grants for all executive officers will be 12 months. In addition, the committee is also considering approving grants to Mr. Paliwal under the Incentive Plan to replace the long-term cash incentive award he is entitled to under the November 2007 amendment to his letter agreement. The committee is also considering adjusting the enterprise value performance levels at which the award would be payable, based on a $43 stock price. The committee believes replacing Mr. Paliwal’s cash award with a performance-based equity award will further align Mr. Paliwal’s interests with those of our stockholders, will be more tax efficient and will simplify accounting treatment of the award.

The committee approved these changes to ensure the Company’s executive compensation program remains competitive and consistent with current practices at comparable companies. The committee also believes these changes will better align the interests of executive officers with the interests of Company stockholders.

In September 2008, the committee approved base salaries, target annual incentive awards and long-term equity grants for the Company’s executive officers. ECA provided the committee with further benchmarking analysis, based on data from independent sources, of base salaries and similar types of awards for executive officers at the Company’s peer group. The committee determined to maintain base salaries for all executive officers at fiscal 2008 levels. The committee also approved the following annual incentive and long-term equity awards, consistent with the changes described above:

	Target Annual
	Incentive Award	Long-Term Equity Incentive Awards
	(as a % of	Stock	Time-Vested		Performance Based
Name	Base Salary)	Options	RSUs		RSUs

Dinesh Paliwal	150%	72,748	78,757	(1)	0
Herbert Parker	75%	34,483	7,759		7,759
Helmut Schinagel	70%	13,793	3,103		3,103
Blake Augsburger	75%	27,586	6,207		6,207
Klaus Blickle	75%	34,483	7,759		7,759
Richard Sorota	65%	20,690	4,655		4,655
John Stacey	65%	20,690	4,655		4,655
David Karch	75%	17,242	3,879		3,879
Todd Suko	65%	20,690	4,655		4,655

(1)	Includes a grant of 28,757 restricted share units that is subject to stockholder approval of the Incentive Plan Amendments as described under the caption “Proposal No. 2 Approval of Amendments to the 2002 Stock Option and Incentive Plan.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned for fiscal 2008 by our Chairman and Chief Executive Officer, our former Executive Chairman, the individuals who served as our Chief Financial Officer during fiscal 2008, the three other most highly paid executive officers who were employed by the Company as of June 30, 2008, and a former executive officer. We refer to these individuals as our “named executive officers.”

							Change in
							Pension and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total

Dinesh Paliwal(5)	2008	$1,125,000	$1,200,000	$3,921,112	$2,772,258	$1,687,500	$1,527,846	$4,598,115	$16,831,831
Chairman and Chief Executive Officer
Herbert Parker(6)	2008	38,462	100,000	6,139	147,770	0	—	0	292,371
Executive Vice President and Chief Financial Officer
Helmut Schinagel(7)	2008	956,618	0	698,522	903,386	230,078	90,641	23,414	2,902,659
Executive Vice President and Chief Technology Officer	2007	509,995	613,113	517,212	583,438	0	862,374	52,962	3,139,094
Blake Augsburger	2008	403,269	0	0	539,218	305,200	41,160	37,702	1,326,549
President — Professional
Sidney Harman(8)	2008	686,539	0	0	1,588,720	0	(12)	444,188	2,719,447
Former Executive Chairman	2007	1,050,000	0	0	2,436,681	1,050,000	534,263	281,591	5,352,535
Erich Geiger(9)	2008	1,000,000	0	328,599	2,139,280	322,000	1,369,786	88,338	5,248,003
Former Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2007	1,000,000	250,000	327,701	3,141,255	1,000,000	5,096,760	147,065	10,962,691
Kevin Brown(10)	2008	500,000	0	0	647,863	96,600	199,612	926,519	2,370,594
Former Executive Vice President and Chief Financial Officer	2007	490,384	0	0	885,194	325,000	148,568	42,437	1,891,583
Sandra Robinson(11)	2008	273,885	115,000	0	122,704	0	42,397	1,017,858	1,571,844
Former Vice President — Financial Operations

(1)	For Mr. Paliwal and Mr. Parker, represents a one-time cash bonus received in connection with joining the Company. For Ms. Robinson, represents an annual incentive award, the amount of which was fixed pursuant to a letter agreement.

(2)	Represents the expense recognized for financial statement reporting purposes for the year ended June 30, 2008, in accordance with FAS 123R, with respect to (a) restricted shares and restricted share units (under the column titled Stock Awards) awarded to our named executive officers, (b) stock options (under the column titled Option Awards) awarded to our named executive officers, and (c) Mr. Paliwal’s long-term incentive award granted in November 2007 (under the column titled Stock Awards). Pursuant to the Commission’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used in determining the fair value of equity awards under

FAS 123R, see Note 12, Stock Option and Incentive Plan, to our consolidated financial statements in our Form 10-K for the year ended June 30, 2008 and Note 11, Stock Option and Incentive Plan, to our consolidated financial statements in our Form 10-K for the year ended June 30, 2007.

(3)	Represents awards granted under our MIC Plan. No awards were paid for fiscal 2008 under our 2007 Key Executive Officers Bonus Plan.

(4)	Includes compensation as described under the caption “— All Other Compensation” below.

(5)	Mr. Paliwal was appointed Chairman effective July 1, 2008 in addition to his position as Chief Executive Officer. Mr. Paliwal also served as President and Vice Chairman of the Company from July 1, 2007 through June 30, 2008.

(6)	Mr. Parker joined the Company in June 2008.

(7)	Mr. Schinagel was appointed Executive Vice President and Chief Technology Officer in September 2008. Mr. Schinagel’s compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2008 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2008, as applicable, in the case of salary and other amounts.

(8)	Dr. Harman served as Executive Chairman of the Company through December 17, 2007 and retired as an employee of the Company in February 2008. Dr. Harman continued to serve as Non-Executive Chairman of the Board of Directors through June 30, 2008 and will continue to serve as a director through the Meeting. Dr. Harman’s compensation for his service as a non-management director during fiscal 2008 is reported under “— All Other Compensation” below.

(9)	Dr. Geiger served as Executive Vice President, Chief Strategy Officer and Chief Technology Officer through August 31, 2008, the date he retired from the Company.

(10)	Mr. Brown served as Chief Financial Officer of the Company through May 31, 2008. He continued as an employee until August 15, 2008.

(11)	Ms. Robinson served as Vice President — Financial Operations and Chief Accounting Officer of the Company through November 12, 2007. She continued as an employee until May 15, 2008.

(12)	The pension value for Dr. Harman decreased by $210,951. See “— Pension Benefits” on page 41 of this Proxy Statement.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table.

		Value of	Non-Business	Automobile
	Company 401(k)	Insurance	Use of	Related
Name	Contributions(1)	Premiums(2)	Aircraft(3)	Expenses(4)	Other (5)(6)(7)(8)	Total

Dinesh Paliwal	$6,900	$46,038	$0	$28,899	$4,516,278	$4,598,115
Herbert Parker	0	0	0	0	0	0
Helmut Schinagel	0	10,900	0	12,514	0	23,414
Blake Augsburger	13,818	900	0	22,984	0	37,702
Sidney Harman	11,596	2,500	235,572	26,177	168,343	444,188
Erich Geiger	13,650	5,568	0	60,038	9,082	88,338
Kevin Brown	13,505	1,485	0	18,757	892,772	926,519
Sandra Robinson	12,503	0	0	12,739	992,616	1,017,858

(1)	Represents Company contributions to our Retirement Savings Plan.

(2)	For Mr. Augsburger, Dr. Harman, Dr. Geiger and Mr. Brown, represents life insurance premiums paid by the Company for coverage in excess of $50,000. For Mr. Paliwal, represents life insurance premiums paid by the Company for coverage in excess of $50,000 and premiums paid for a life insurance policy, an accidental death and dismemberment insurance policy and a long-term disability insurance policy. For Mr. Schinagel, represents premiums paid by the Company for an accidental death and dismemberment insurance policy.

(3)	Represents the incremental cost incurred by the Company for the named executive officers’ non-business use of aircraft leased by the Company. The incremental cost includes all variable costs incurred by the Company for non-business flights, but excludes fixed lease payments paid by the Company for use of the aircraft.

(4)	Includes reimbursement of car payments or lease value of car provided to the named executive officer, as follows: Mr. Paliwal ($26,174), Mr. Schinagel ($12,514), Mr. Augsburger ($21,892), Dr. Harman ($25,463), Dr. Geiger ($60,038), Mr. Brown ($12,750) and Ms. Robinson ($12,739). Also includes reimbursement of gasoline, repair and maintenance costs and parking, none of which individually exceeded $25,000 or 10% of the total amount of perquisites and personal benefits provided to the named executive officer.

(5)	For Mr. Paliwal, includes (a) a one-time cash payment of $350,000 received in connection with an amendment to his letter agreement in November 2007 to offset the awards he forfeited in connection with leaving his former employer to join the Company, and (b) $4,072,806 received upon settlement of restricted share units that were granted to him on July 1, 2007 and vested on March 1, 2008 to offset the awards he forfeited in connection with leaving his former employer to join the Company. Upon vesting, Mr. Paliwal was eligible to receive the greater of $3,974,000 plus interest or the fair market value of the restricted share units. On March 1, 2008, the fair market value for the restricted share units was less than $3,974,000.

(6)	For Mr. Paliwal, Dr. Geiger and Dr. Harman, includes reimbursement of legal expenses as follows: Mr. Paliwal ($93,472), Dr. Geiger ($9,082) and Dr. Harman ($60,000). For Dr. Harman, also includes $38,206 for a personal assistant and $70,137 as compensation for his service as Non-Executive Chairman of the Board from February 23, 2008 to June 30, 2008.

(7)	For Mr. Brown, includes reimbursement of $11,309 in legal fees and $881,463 in severance and other benefits payable under his employment agreement in connection with his resignation from the Company.

(8)	For Ms. Robinson, includes $48,152 in legal fees paid by the Company on behalf of Ms. Robinson and $944,464 in severance and other benefits payable under a letter agreement in connection with her resignation from the Company.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers in fiscal 2008.

											All Other
										All Other	Option		Grant
										Stock Awards:	Awards:	Exercise or	Date Fair
		Date of	Estimated Future Payouts							Number of	Number of	Base	Value of
		Board or	Under Non-Equity							Shares	Securities	Price of	Stock
	Grant	Committee	Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(8)			of Stock	Underlying	Option	Option
Name	Date	Action	Threshold	Target	Maximum		Threshold	Target	Maximum	or Units(1)	Options(2)	Awards	Awards(3)
Dinesh Paliwal	07/02/2007	05/08/2007									100,000	$116.65	$4,508,418
	07/02/2007	05/08/2007								64,579			7,533,140
	07/02/2007	05/08/2007								32,291			3,974,000
	09/11/2007	09/11/2007	—	—	2,000,000	(4)
	10/18/2007	10/18/2007									100,000	87.58	3,288,278
	11/29/2007	11/20/2007	0	50,000,000	75,000,000	(6)
	12/17/2007	12/17/2007	1,687,500	1,687,500	2,250,000	(5)
	01/02/2008	11/20/2007								34,608			2,472,396

Herbert Parker	06/02/2008	04/30/2008									131,783	43.65	2,290,626
	06/02/2008	04/30/2008								5,500			240,075

Helmut Schinagel	12/17/2007	12/17/2007	0	717,899	1,025,570	(7)

Blake Augsburger	12/17/2007	12/17/2007	0	214,500	386,100	(7)
	02/22/2008	02/22/2008					6,667	20,000(8)	—			42.32	257,534

Sidney Harman	09/11/2007	09/11/2007	—	—	2,000,000	(4)
	02/25/2008	(9)									8,000	43.48	140,068

Erich Geiger	09/11/2007	09/11/2007	—	—	2,000,000	(4)
	02/22/2008	02/22/2008					2,000	6,000(8)	—			42.32	77,260

Kevin Brown	09/11/2007	09/11/2007	—	—	2,000,000	(4)
	12/17/2007	12/17/2007	0	300,000	500,000	(7)

(1)	For Mr. Paliwal, represents grants of 64,579 restricted shares and 66,899 restricted share units. Of the 64,579 restricted shares, 5,169 vested on March 1, 2008, 15,000 vest 20% annually beginning July 1, 2008, 5,418 vest on March 1, 2009, 23,992 vest on March 1, 2010 and 15,000 vest on July 1, 2010. Of the 34,608 restricted share units granted on July 2, 2008, 2,770 vested on March 1, 2008, 8,039 vest 20% annually beginning January 2, 2009, 2,903 vest on March 1, 2009, 12,857 vest on March 1, 2010 and 8,039 vest on July 1, 2010. The 32,291 restricted share units granted on July 2, 2007 vested on March 1, 2008. For Mr. Parker, represents restricted shares that vest on June 2, 2011.

(2)	The stock options held by the named executive officers, other than Mr. Parker, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Of the 131,783 stock options held by Mr. Parker, 50,000 vest annually at a rate of 20% commencing on the first anniversary of the date of grant, 49,066 vest on February 2, 2009 and 32,717 vest on May 13, 2010.

(3)	Represents the grant date value in accordance with FAS 123R of the restricted shares, restricted share units and stock options granted to our named executive officers in fiscal 2008.

(4)	Represents awards payable under the 2007 Key Executive Officers Bonus Plan. The maximum amounts represent the amount payable to the named executive officer if a predetermined return on stockholder equity goal established by the Compensation and Option Committee was met for fiscal 2008. The return on stockholder equity goal for fiscal 2008 was 10%, which the Company did not achieve. As a result, no awards were paid for fiscal 2008 under the plan.

(5)	Represents award payable to Mr. Paliwal under his letter agreement. The target award was set at 150% of his annual base salary and subject to the same performance goals applicable to awards under the MIC Plan for fiscal 2008. However, Mr. Paliwal’s letter agreement entitled him to a minimum award for fiscal 2008 of 150% of his base salary. See “Compensation Discussion and Analysis — Fiscal 2008 Compensation — Fiscal 2008 Annual Incentive Compensation Awards” on page 29 of this Proxy Statement.

(6)	Represents a bonus payable to Mr. Paliwal pursuant to an amendment to his letter agreement with the Company. The amount of the special bonus will be determined based on a fixed formula that varies based on the enterprise value of the Company on November 9, 2012 (the “Measurement Date”). Under the amendment, enterprise value is defined generally as the sum of the market capitalization of the Company’s outstanding equity securities plus net debt. The enterprise value on the Measurement Date (the “Final EV”) must exceed 1.3 times the enterprise value of the Company as of November 9, 2007 (the “Base EV”) for any payment to be due. If the Final EV is two times Base EV, Mr. Paliwal will receive a payment of $50 million. If the Final EV is three times or more Base EV, Mr. Paliwal will receive a payment of $75 million. In the event that the Final EV is between 1.3 and 2 or between 2 and 3 times Base EV, a straight-line interpolation will be used to determine the amount payable to Mr. Paliwal. No special bonus is payable in the event that the Final EV is less than 1.3 times Base EV. The maximum special bonus payable under the arrangement is $75 million. The enterprise value is subject to adjustment for a spin-off and an extraordinary dividend. The special bonus amount will be offset by the value of the 100,000 stock options granted to Mr. Paliwal on July 1, 2007 and the 100,000 stock options granted to Mr. Paliwal on October 18, 2007.

(7)	Represents awards payable under our MIC Plan. For additional information regarding these awards, see “Compensation Discussion and Analysis — Fiscal 2008 Compensation — Fiscal 2008 Annual Incentive Compensation Awards.”

(8)	Represents awards of performance-based stock options that will vest three years from the date of grant. To determine the number of stock options that will vest, the Company’s total stockholder return (“Company TSR”) will be compared to the total stockholder return of a peer group (“Peer TSR”) over a three-year period beginning on the date of grant (the “Performance Period”). The stock options will be cancelled if the Company TSR over the Performance Period is negative, or if the Company TSR is below the 50th percentile of the Peer TSR. If the Company TSR ranks at the 50th percentile of the Peer TSR, 33% of the stock options will vest. If the Company TSR ranks at or above the 75th percentile of the Peer TSR, 100% of the stock options will vest. If the Company TSR ranks between the 50th percentile and the 75th percentile of the Peer TSR, the number of stock options that vest will be determined by straight-line interpolation between 33% and 100%.

(9)	In February 2008, Dr. Harman became a non-management director. As a result, he automatically received stock options under our 2002 Stock Option and Incentive Plan which was previously approved by the Board and our stockholders.

Employment Agreements

Mr. Paliwal serves as Chairman and Chief Executive Officer pursuant to a letter agreement with the Company. The letter agreement provides for an annual base salary of no less than $1,125,000 and a maximum annual incentive award of 200% of his base salary. In addition, Mr. Paliwal is eligible to receive an annual equity grant equal to two times his annual incentive award for the immediately preceding fiscal year. Mr. Paliwal also received a one-time cash bonus of $1,200,000 in connection with joining the Company and an additional one-time cash payment of $350,000 in connection with an amendment to his letter agreement in November 2007 to offset the awards he forfeited in connection with leaving his former employer to join the Company. In connection with this amendment, Mr. Paliwal also received a special bonus, the terms of which are described above in the Grants of Plan-Based Awards table. Mr. Paliwal is also permitted to participate in the Company’s employee benefit plans and programs. For a description of severance compensation payable to Mr. Paliwal under this agreement and his severance agreement, see “— Severance and Change in Control Benefits — Severance and Employment Agreements” on page 43 of this Proxy Statement.

Mr. Parker serves as Executive Vice President and Chief Financial Officer pursuant to a letter agreement with the Company. Under the terms of the letter agreement, Mr. Parker is entitled to an annual base salary of no less than $500,000 and will be eligible to earn an annual incentive award up to 90% of his annual base salary. Mr. Parker also is entitled to participate in the Company’s employee benefit plans and programs. For a description of severance compensation payable to Mr. Parker under this agreement and his severance agreement, see “— Severance and Change in Control Benefits — Severance and Employment Agreements” on page 43 of this Proxy Statement.

Mr. Schinagel serves as Executive Vice President and Chief Technology Officer pursuant to an employment agreement with the Company. The agreement provides for an annual base salary of €650,000. Additionally, Mr. Schinagel is eligible to earn a target bonus equal to 70% of his base salary and a maximum bonus of 105% of his base salary. Mr. Schinagel is also entitled to a retirement benefit of annual pension payments equal to 12.5% of his average base salary while working for us, subject to a 2.5% annual increase for each year of service Mr. Schinagel has been with us beyond five years, up to a maximum of 30% of his base salary. The pension benefit Mr. Schinagel is entitled to under his employment agreement will be reduced by any pension benefit he is entitled to from previous employers. The employment agreement may be terminated by us or Mr. Schinagel for any reason upon six months’ notice. However, any termination without cause will not be effective until September 30, 2011, and Mr. Schinagel would remain entitled to his base salary and benefits until such time.

Prior to his retirement on August 31, 2008, Dr. Geiger served as Executive Vice President, Chief Strategy Officer and Chief Technology Officer pursuant to an employment agreement with the Company. The agreement provided for an annual base salary of $1,000,000 and a target bonus of 100% of his salary based on certain performance parameters established annually by us. The agreement also provided that Dr. Geiger was eligible to participate in our Deferred Compensation Plan and that we would maintain Dr. Geiger’s life insurance policy and provide disability and death benefits to him. Dr. Geiger remains entitled to an annual pension benefit equal to the greater of $988,755 or 50% of the average of his highest five consecutive years of eligible salary and incentive compensation plan bonus (after taking into consideration pension benefits he has earned under a prior employment agreement with a subsidiary of the Company). The employment agreement terminated on August 31, 2008, upon Dr. Geiger’s retirement. On January 15, 2007, we entered into a consulting agreement with Dr. Geiger which became effective upon his retirement and terminates in August 2011. Under this agreement, Dr. Geiger will be entitled to $40,000 for each month he provides consulting services to us.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options, restricted shares and restricted share units held by the named executive officers that were outstanding at June 30, 2008.

	Option Awards					Stock Awards
			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of			Number of
	Underlying	Underlying	Securities			Shares or		Market Value
	Unexercised	Unexercised	Underlying	Option	Option	Units of Stock		of Shares or Units
	Option	Option	Unexercised	Exercise	Expiration	That Have		of Stock That Have
Name	Exercisable	Unexercisable(1)	Unearned Options (2)	Price	Date	Not Vested		Not Vested(3)
Dinesh Paliwal	0	100,000		$116.65	07/02/2017
	0	100,000		87.58	10/18/2017
						59,410	(4)	$2,458,980
						31,838	(5)	1,317,775

Herbert Parker	0	131,783		43.65	06/02/2018
						5,500	(6)	227,645

Helmut Schinagel	10,000	40,000		83.67	10/02/2016
	5,000	20,000		120.83	05/01/2017
						25,000	(7)	1,034,750

Blake Augsburger	2,400	0		18.89	09/24/2012
	4,800	1,200		75.22	03/24/2014
	2,400	3,600		82.00	08/16/2015
	4,000	6,000		85.36	06/01/2016
	5,000	20,000		120.83	05/01/2017
			20,000	42.32	02/22/2018

Sidney Harman	0	8,000		43.48	02/25/2018

Erich Geiger	39,000	14,000		50.03	09/23/2013
	60,000	40,000		98.62	09/03/2014
	40,000	60,000		82.00	08/16/2015
	20,000	80,000		78.00	08/10/2016
			6,000	42.32	02/22/2008
						12,000	(8)	496,680

Kevin Brown	6,000	2,000		41.40	08/01/2013
	4,000	1,000		75.22	03/24/2014
	10,000	15,000		82.00	08/16/2015
	10,000	40,000		78.00	08/10/2016

Sandra Robinson	2,400	0		75.22	03/24/2014
	1,600	0		82.00	08/16/2015
	1,200	0		120.83	05/01/2017

(1)	The non-performance-based stock options held by the named executive officers, other than Mr. Parker, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Of the 131,783 stock options held by Mr. Parker, 50,000 vest annually at a rate of 20% commencing on the first anniversary of the date of grant, 49,066 vest on February 2, 2009 and 32,717 vest on May 13, 2010.

(2)	Represents performance-based stock options that vest on February 22, 2011. The number of stock options that will vest is subject to adjustment based on the Company’s achievement of pre-established performance goals. See “— Grants of Plan-Based Awards” on page 36 of this Proxy Statement.

(3)	Based upon a market value per share of $41.39, the closing market price of the Common Stock on June 30, 2008.

(4)	Of the 59,410 restricted shares held by Mr. Paliwal, 15,000 vest 20% annually beginning July 1, 2008, 5,418 vest on March 1, 2009, 23,992 vest on March 1, 2010 and 15,000 vest on July 1, 2010.

(5)	Of the 31,838 restricted share units held by Mr. Paliwal, 8,039 vest 20% annually beginning January 2, 2009, 2,903 vest on March 1, 2009, 12,857 vest on March 1, 2010 and 8,039 vest on July 1, 2010.

(6)	The restricted shares held by Mr. Parker vest on June 2, 2011.

(7)	The restricted share units held by Mr. Schinagel vest on October 2, 2009.

(8)	The restricted shares held by Dr. Geiger vested on August 16, 2008.

Option Exercises and Stock Vested

The following table provides information regarding the acquisition of Common Stock by the named executive officers upon the exercise of stock options and vesting of restricted shares and restricted share units during fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	Upon Exercise(1)	Acquired on Vesting	on Vesting(2)

Dinesh Paliwal	0	$0	40,230	$4,399,893
Herbert Parker	0	0	0	0
Helmut Schinagel	0	0	0	0
Blake Augsburger	0	0	0	0
Sidney Harman	700,000	18,637,500	0	0
Erich Geiger	42,000	893,000	0	0
Kevin Brown	0	0	0	0
Sandra Robinson	28,000	659,456	0	0

(1)	Based on the difference between the market price of the Common Stock on the date of exercise and the relevant exercise price.

(2)	Includes 32,291 restricted share units that vested on March 1, 2008, for which Mr. Paliwal received $4,072,806 (including interest) pursuant to his letter agreement to offset the awards he forfeited in connection with leaving his former employer to join the Company. For an additional 2,770 restricted share units and 5,169 restricted shares that vested on March 1, 2008, the amount realized on vesting is based on a value per share of $41.20, the closing price of the Common Stock on February 29, 2008.

Pension Benefits

The following table provides information for the named executive officers regarding the present value of benefits as of June 30, 2008 and payments during fiscal 2008 under our Supplemental Executive Retirement Plan (“Supplemental Plan”), and employment agreements with Dr. Geiger and Mr. Schinagel.

			Present Value	Payments
		Number of Years	of Accumulated	During Last
Name	Plan Name	Credited Service(1)	Benefit(2)(3)	Fiscal Year

Dinesh Paliwal	Supplemental Plan	22	$1,527,846	$0
Helmut Schinagel	Employment Agreement	1	953,015	0
Blake Augsburger	Supplemental Plan	6	150,459	0
Sidney Harman	Supplemental Plan	43	9,324,558	0
Erich Geiger	Employment Agreement	15	12,069,255	162,937
Kevin Brown	Supplemental Plan	4	394,117	0
Sandra Robinson	Supplemental Plan	23	1,673,528	0

(1)	As of June 30, 2008, Mr. Paliwal had one year of service with the Company. Under his letter agreement, Mr. Paliwal was credited with 21 years of service under the Supplemental Plan upon joining the Company, which was equal to his years of service at his previous employer. As a result of the additional credited years of service, the present value of Mr. Paliwal’s pension benefits at June 30, 2008 was increased by $1,292,541.

(2)	See Note 16, Retirement Benefits, to our consolidated financial statements in our Form 10-K for the year ended June 30, 2008, for information regarding the assumptions made in determining these values.

(3)	For each of Mr. Paliwal, Dr. Geiger and Mr. Schinagel, the amounts payable will be reduced by benefits payable under pension or other retirement plans from previous employers.

Supplemental Executive Retirement Plan

The Supplemental Plan provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. Benefits under the Supplemental Plan payable upon termination or death are described under the caption “— Severance and Change in Control Benefits — Supplemental Executive Retirement Plan” on page 46 of this Proxy Statement. The Compensation and Option Committee administers the Supplemental Plan. Each of the named executive officers, other than Mr. Parker, Dr. Geiger and Mr. Schinagel, has been designated as a participant. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by the Company. Each of Mr. Paliwal, Dr. Harman, Mr. Brown and Ms. Robinson has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and Mr. Augsburger has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving 10 years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

Other Retirement Benefits

Dr. Geiger is entitled to receive an annual pension benefit under his former employment agreement with the Company equal to the greater of $988,755 or 50% of the average of his highest five consecutive years of eligible salary and incentive compensation plan bonus (after taking into consideration pension benefits he has earned under a prior employment agreement with a subsidiary of the Company).

Mr. Schinagel is entitled to receive an annual pension benefit pursuant to his employment agreement with the Company equal to 12.5% of his average base salary during his time of service with the Company. This benefit will be increased by 2.5% for each year Mr. Schinagel is employed by the Company beyond five years, up to a maximum of 30%. Mr. Schinagel is entitled to this pension benefit once he reaches age 60 and is no longer employed by the Company; provided, however, that if Mr. Schinagel is terminated for good cause as determined by the German Civil Code on or before October 2, 2011, he will not be entitled to any pension benefit from the Company. Mr. Schinagel’s annual pension benefit will be reduced by any other pension benefits he is entitled to from previous employers.

Nonqualified Deferred Compensation

Our Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Compensation and Option Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of the Company, any unvested amounts vest immediately and the Company indemnifies the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. The Company credits earnings to the accounts based on the rate of return of the designated funds. For fiscal 2008, the designated funds produced returns ranging from (26.54)% to 7.36%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

The following table provides information for the named executive officers regarding contributions and earnings during fiscal 2008 and balances as of June 30, 2008, for our Deferred Compensation Plan.

	Executive	Aggregate Earnings	Aggregate
	Contributions in	in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	Distributions	at Last FYE(3)

Dinesh Paliwal	0	0	0	0
Helmut Schinagel	0	0	0	0
Blake Augsburger	0	0	0	0
Sidney Harman	0	0	0	0
Erich Geiger(4)	0	(708,121)	0	4,565,939
Kevin Brown(5)	25,000	(16,739)	0	125,677
Sandra Robinson(6)	0	(7,132)	0	180,727

(1)	Mr. Brown’s contribution to the Deferred Compensation Plan was reported as compensation for fiscal 2008 under the caption “— Summary Compensation Table” on page 33 of this Proxy Statement.

(2)	None of the aggregate earnings in fiscal 2008 were reported as compensation for the named executive officers for fiscal 2008 under the caption “— Summary Compensation Table” on page 33 of this Proxy Statement.

(3)	Includes amount reported as compensation to the named executive officers in the Company’s proxy statements for prior years as follows: Mr. Brown ($88,293) and Dr. Geiger ($3,502,762).

(4)	Dr. Geiger retired on August 31, 2008. He received his entire account balance in a lump sum payment in September 2008.

(5)	Mr. Brown resigned as an employee of the Company in August 2008. He will receive a lump sum payment of $86,992 in October 2008 and three additional payments of $38,734 payable annually beginning in October 2008.

(6)	Ms. Robinson resigned as an employee of the Company in May 2008. She will receive a lump sum payment of $164,530 on November 15, 2008. The remaining balance will be paid in five equal annual installments beginning on November 15, 2008.

Severance and Change in Control Benefits

We provide benefits to each of the named executive officers in the event his or her employment is terminated. We provide these benefits through our Supplemental Plan and 2007 Key Executive Officers Bonus Plan and employment and severance agreements we have entered into with some of the named executive officers.

Severance and Employment Agreements

We have entered into severance agreements with Mr. Paliwal and Mr. Parker. However, Mr. Parker’s severance agreement was not in effect on June 30, 2008. As a result, the terms of his agreement are not described below or reflected in the summary of benefits payable to Mr. Parker upon termination or a change in control of the Company. Mr. Paliwal’s severance provides that if, within six months prior to or two years following a change in control of the Company, Mr. Paliwal is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. The severance payment is equal to three times the sum of

Mr. Paliwal’s highest annual base salary during any period prior to his termination plus his highest incentive pay during the three fiscal years preceding the change in control.

Mr. Paliwal is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a felony; or

•	willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to the Company.

Mr. Paliwal is entitled to severance compensation if he terminates his employment within six months prior to or two years following a change in control under the following circumstances:

•	failure to maintain his office (or one substantially equivalent) with the Company;

•	significant adverse change in authority, power, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	a subsequent change in control of the Company in which the successor company does not assume all of the Company’s duties and obligations under the severance agreement; or

•	relocation of his principal place of work of more than 50 miles or that requires him to travel away from his office 20% or more than was required in any of the three years immediately prior to the change in control.

In addition, Mr. Paliwal is entitled to severance compensation if he terminates his employment within six months prior to the change in control for good reason, which includes the following circumstances:

•	reduction in base salary and bonus;

•	failure by the Company’s stockholders to elect or reelect him as a member of the Board;

•	diminution in any titles or a material diminution in duties or responsibilities; or

•	change in reporting relationship.

A change in control is defined as:

•	the acquisition by any person, entity or group of 25% or more of our voting stock, other than the Company or its subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity; and

•	a majority of the directors of the surviving entity were directors of the Company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of the company.

The severance agreement also provides that we will pay Mr. Paliwal an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreement, including any additional payment for excise taxes. Additionally, the agreement provides that Mr. Paliwal shall not engage in any competitive activity, as defined in the agreement, without our written consent, during the term of the agreement and for a period of one year after his employment is terminated.

We have also entered into letter agreements with Mr. Paliwal and Mr. Parker. The provisions of these agreements provide for severance compensation if the executive officer is terminated without cause, whether or not a change in control has occurred. Mr. Paliwal is entitled to receive a severance payment equal to (1) two times the sum of his annual base salary plus his target annual bonus at the time of his termination, (2) a pro rata annual bonus based on actual performance and the portion of the fiscal year he was employed, (3) any unpaid bonus for the fiscal year preceding the year of termination and (4) accelerated vesting of a pro rata number of any unvested restricted shares of the restricted stock award, inducement stock award and stock option award he received upon joining the Company. If Mr. Parker is terminated within his first year of employment, he is entitled to receive continuation of his salary for one year, COBRA benefits and, subject to the approval of the Compensation and Option Committee, accelerated vesting of the stock option and restricted share awards he received upon joining the Company.

In addition, Mr. Paliwal’s letter agreement entitles him to a pro rata portion of his special bonus under certain circumstances. The amount of the special bonus will be determined based on a fixed formula that varies based on the enterprise value of the Company on November 9, 2012 (the “Measurement Date”). If Mr. Paliwal’s employment is terminated due to death or disability prior to the Measurement Date, he is entitled to a pro rata portion of the award payable at the end of the measurement period based on the elapsed portion of the five-year measurement period. If his employment is terminated by the Company (other than for cause, death or disability) or by him for good reason prior to the Measurement Date, Mr. Paliwal will receive a pro rata portion of the special bonus as follows: 50% of the award payable at the end of the measurement period if his employment is terminated prior to November 9, 2008; 75% of the award payable at the end of the measurement period if his employment is terminated after November 9, 2008 and on or prior to November 9, 2009; and 100% of the award payable at the end of the measurement period if his employment is terminated after November 9, 2009. In the event of a change in control of the Company on or prior to November 9, 2009, Mr. Paliwal will receive a pro rata portion of $50 million based on the elapsed portion of the five-year measurement period. If the change in control occurs after November 9, 2009, the award payable to Mr. Paliwal will be determined by comparing the Company’s enterprise value on November 9, 2007 to the Company’s enterprise value on the date the change in control is consummated. Under this circumstance, the performance thresholds and award amounts will be ratably reduced to reflect the elapsed portion of the five-year measurement period. The special bonus may exceed these reduced amounts based on a straight-line interpolation but in no event will the special bonus exceed $75 million.

Supplemental Executive Retirement Plan

Mr. Paliwal and Mr. Augsburger are eligible for benefits under the Supplemental Plan in the event of a change in control of the Company or termination of employment under certain circumstances. Benefits payable under the Supplemental Plan are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company (“Average Cash Compensation”).

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by the Company. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Mr. Paliwal has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and Mr. Augsburger has been designated as a participant entitled to receive an annual termination benefit of up to 30%.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of the Company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and the Company indemnifies the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the Supplemental Plan. Under the Supplemental Plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation achieved by a participant during his or her employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Mr. Paliwal has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Mr. Augsburger has been designated as a participant entitled to receive a death benefit equal to two times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

2007 Key Executive Officers Bonus Plan

In the event of a change in control of the Company, each participant in the 2007 Key Executive Officers Bonus Plan is entitled to the award amount for that fiscal year without proration or any other deduction, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of the Company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each of Mr. Paliwal, Mr. Parker, Dr. Geiger, Mr. Schinagel and Mr. Augsburger under the agreements and Company plans and policies discussed above if his employment had terminated on June 30, 2008, given his base salary as of that date, and, if applicable, the closing price of the Common Stock on June 30, 2008.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of the Common Stock when the termination event occurs.

For Dr. Harman, Mr. Brown and Ms. Robinson, a discussion follows these tables regarding the compensation actually received upon their retirement or resignation.

Dinesh Paliwal

				Acceleration
	Cash Severance		Tax Gross	of Equity		Pension
	Payments		Up Payments	Awards		Benefits(1)	Total

Voluntary Termination	$0		$0	$0		$1,527,846	$1,527,846
Termination With Cause	0		0	0		1,527,846	1,527,846
Termination Without Cause/Good Reason	7,312,500	(2)(3)	0	1,690,161	(6)	3,059,526	12,062,187
Death	1,687,500	(2)(3)	0	0		8,437,500	10,125,000
Disability	1,687,500	(2)	0	0		3,059,526	4,747,026
Retirement	0		0	0		1,527,846	1,527,846
Change in Control	21,359,165	(4)(5)	4,611,245	3,776,755	(7)	1,527,846	31,275,011

(1)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Paliwal would be entitled to under our Supplemental Plan.

(2)	Represents the amount payable under Mr. Paliwal’s letter agreement.

(3)	Based on the Company’s enterprise value on June 30, 2008, we have assumed that no award will be payable under Mr. Paliwal’s special bonus at the end of the five-year performance period.

(4)	Represents amount payable under Mr. Paliwal’s severance agreement.

(5)	Includes award for fiscal 2008 that Mr. Paliwal is entitled to under the 2007 Key Executive Officers Bonus Plan upon a change in control of the Company.

(6)	Under the terms of Mr. Paliwal’s letter agreement, he is entitled to accelerated vesting of 20,000 stock options and 40,835 restricted shares. The amount shown represents the value of the restricted shares on June 30, 2008, at $41.39 per share, the closing price of the Common Stock on that date. The exercise price for each of Mr. Paliwal’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2008.

(7)	Under the terms of Mr. Paliwal’s agreements representing awards of stock options, restricted shares and restricted share units, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of the restricted shares and restricted share units on June 30, 2008, at $41.39 per share, the closing price of the Common Stock on that date. The exercise price for each of Mr. Paliwal’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2008.

Herbert Parker

			Acceleration
	Cash Severance		of Equity
	Payments		Awards		Total

Voluntary Termination	$0		$0		$0
Termination With Cause	0		0		0
Termination Without Cause	516,919	(1)	227,645	(2)	744,564
Death	0		0		0
Disability	0		0		0
Retirement	0		0		0
Change in Control(3)	0		0		0

(1)	Represents continued salary and benefits payable under Mr. Parker’s letter agreement for one year if his employment is terminated without cause during his first year of employment.

(2)	Subject to Compensation and Option Committee approval, the stock option and restricted share awards granted to Mr. Parker under his letter agreement upon joining the Company will automatically vest if he is terminated without cause in his first year of employment. The amount shown represents the value of the unvested restricted shares on June 30, 2008, at $41.39 per share, the closing price of the Common Stock on that date. As of June 30, 2008, the exercise price for each of Mr. Parker’s unvested stock option grants was greater than the closing price of the Common Stock and therefore, the value of the stock option grants is not included in the amount shown.

(3)	On July 28, 2008, Mr. Parker entered into a severance agreement which would have entitled him to a total payment of $1,304,645 upon a change in control if the agreement had been in effect on June 30, 2008. This amount includes a cash severance payment of $1,077,000 and $227,645 for the accelerated vesting of restricted shares on June 30, 2008, at $41.39 per share, the closing price of the Common Stock on that date. The exercise price for each of Mr. Parker’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2008.

Helmut Schinagel

			Acceleration
	Cash Severance		of Equity		Pension
	Payments(1)		Awards		Benefits(2)	Total

Voluntary Termination	$0		$0		$953,015	$953,015
Termination With Cause	0		0		0	0
Termination Without Cause	3,326,765	(3)	0		953,015	4,279,780
Death	7,874,000	(4)	0		0	7,874,000
Disability	0		0		0	0
Retirement	0		0		953,015	953,015
Change in Control	3,326,765	(3)	1,034,750	(5)	953,015	5,314,530

(1)	Mr. Schinagel’s compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2008.

(2)	Represents the present value of accumulated retirement benefits that Mr. Schinagel would be entitled to under his employment agreement.

(3)	Includes salary payable to Mr. Schinagel under his employment agreement through September 30, 2011, the earliest date his employment can be terminated by us without cause.

(4)	Represents a lump-sum death benefit payable by the Company under Mr. Schinagel’s employment agreement. In the event of Mr. Schinagel’s accidental death, the benefit is paid under an insurance policy for which premiums are paid by the Company.

(5)	Under the terms of Mr. Schinagel’s agreements representing awards of stock options and restricted share units, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested restricted share units on June 30, 2008, at $41.39 per share, the closing price of the Common Stock on that date. The exercise price for each of Mr. Schinagel’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2008.

Erich Geiger

						Deferred
			Acceleration			Compensation
	Cash Severance		of Equity		Pension	Plan
	Payments		Awards		Benefits(1)	Benefits(2)	Total

Voluntary Termination	$0	(3)	$0		$12,069,255	$4,565,939	$16,635,194
Termination With Cause	0		0		12,069,255	4,565,939	16,635,194
Termination Without Cause	1,606,667	(4)	0		12,069,255	4,565,939	18,241,861
Death	333,333		0		3,000,000	4,565,939	7,899,272
Disability	875,000		0		12,069,255	4,565,939	17,510,194
Retirement	0		0		12,069,255	4,565,939	16,635,194
Change in Control	3,606,667	(4)(5)	496,680	(6)	12,069,255	4,565,939	20,738,541

(1)	Represents the death benefit or the present value of accumulated retirement benefits, as applicable, that Dr. Geiger would be entitled to under his employment agreement.

(2)	Represents Dr. Geiger’s aggregate balance under our Deferred Compensation Plan at June 30, 2008, as reported in the Nonqualified Deferred Compensation table.

(3)	On January 15, 2007, Dr. Geiger entered into an agreement to provide consulting services to our Company on an exclusive basis. This consulting agreement became effective upon his retirement on August 31, 2008 and expires in August 2011. Dr. Geiger is entitled to $40,000 for each month he provides consulting services to the Company under this agreement.

(4)	Includes salary payable to Dr. Geiger under his employment agreement through August 31, 2008, the earliest date his employment could have been terminated by us without cause. In addition, includes the maximum amount payable to Dr. Geiger under his consulting agreement described above.

(5)	Includes award for fiscal 2008 that Dr. Geiger is entitled to under the 2007 Key Executive Officers Bonus Plan upon a change in control of the Company.

(6)	Under the terms of Dr. Geiger’s agreements representing awards of stock options and restricted shares, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of restricted shares on June 30, 2008, at $41.39 per share, the closing price of the Common Stock on that date. The exercise price for each of Dr. Geiger’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2008.

Blake Augsburger

		Acceleration
	Cash Severance	of Equity	Pension
	Payments	Awards	Benefits		Total

Voluntary Termination	$0	$0	$0		$0
Termination With Cause	0	0	0		0
Termination Without Cause	0	0	0		0
Death	0	0	1,146,431	(1)	1,146,431
Disability	0	0	0		0
Retirement	0	0	0		0
Change in Control	0	0	333,770	(2)	333,770

(1)	Represents the death benefit that Mr. Augsburger is entitled to under our Supplemental Plan.

(2)	Represents the present value of retirement benefits that Mr. Augsburger would be entitled to under our Supplemental Plan due to accelerated vesting of his benefit.

Former Officers

Former Executive Chairman.  Dr. Harman retired from his position as Executive Chairman effective December 17, 2007, and served as Non-Executive Chairman through February 22, 2008. Pursuant to a letter agreement, dated May 28, 2008, Dr. Harman will receive a transition allowance of $150,000 per year during the five-year period beginning in fiscal 2009. In addition, through June 30, 2008, the Company continued to provide Dr. Harman with an automobile, secretary and other support services in the same manner in effect immediately prior to the agreement. The agreement also includes a non-solicitation and standstill covenant that will apply through the third anniversary of Dr. Harman’s retirement from the Board. Dr. Harman is also entitled to an annual benefit of $1,270,833 under our Supplemental Plan.

Former Chief Financial Officer.  Mr. Brown served as Executive Vice President, Chief Financial Officer and Assistant Secretary through May 31, 2008. He remained an employee of the Company through August 15, 2008. In connection with his resignation, the Company entered into a letter agreement with Mr. Brown, dated May 2, 2008. Under the letter agreement, Mr. Brown is entitled to cash severance payments equal to $750,000, payable in 18 monthly installments. The Company also paid Mr. Brown a lump sum equal to $57,692 representing all unused vacation leave. In addition, the Company reimbursed Mr. Brown $11,309 for legal fees related to the negotiation of the agreement. Mr. Brown received a bonus of $96,600 for fiscal 2008 under the Company’s MIC Plan. The Company has agreed to pay the cost of Mr. Brown’s COBRA health benefits for a period of up to 18 months following his resignation or, if earlier, until he receives health benefits from a new employer. Mr. Brown is also entitled to his account balance under our Deferred Compensation Plan.

Former Vice President — Financial Operations.  Ms. Robinson served as Vice President — Financial Operations and Chief Accounting Officer through November 12, 2007. She remained an employee of the Company through May 15, 2008. In connection with her resignation, the Company entered into an amended and restated letter agreement with Ms. Robinson, dated December 21, 2007. Under the letter agreement, Ms. Robinson is entitled to cash severance payments equal to $919,800, payable in installments over two years. The Company also paid Ms. Robinson a lump sum equal to $44,423 representing all unused vacation and accrued sick leave. Ms. Robinson also received a bonus of $115,000 for fiscal 2008. In addition, the Company paid $48,152 for Ms. Robinson’s legal fees related to the negotiation of the agreement. Ms. Robinson is also entitled to an annual benefit of $198,200 under our Supplemental Plan once she reaches age fifty-five. The Company has also agreed to pay the cost of Ms. Robinson’s COBRA health benefits for a period of up to 18 months following her resignation. Ms. Robinson is also entitled to her account balance under our Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving the Company and a related party. A related party is one of our executive officers, directors, a person owning more than 5% of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal 2009. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving the Company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to the Company’s interests.

Certain Family Relationships

Two of Dr. Harman’s adult children, Gina Harman and Lynn Harman, were employed by the Company during fiscal 2008. Gina Harman served as President of the Company’s Consumer division through January 2008 and Lynn Harman continues to serve as corporate counsel. For fiscal 2008, Gina Harman received $389,666 in salary and perquisites. In connection with her resignation, the Compensation and Option Committee approved the acceleration of Ms. Harman’s unvested stock options. The expense recognized by the Company for financial statement reporting purposes for fiscal 2008 with respect to stock option awards held by Ms. Harman was $565,900. For services rendered during fiscal 2008, Lynn Harman was paid salary and bonus of $217,662.

Gina Harman was employed by the Company for 22 years and Lynn Harman has been an employee for 13 years. Over this period, the directors have been made aware of their employment and have approved elements of their compensation arrangements. As an executive officer, Gina Harman’s compensation for fiscal 2008 was approved by the Compensation and Option Committee which is comprised of our non-management directors.

Certain KKR Relationships

Brian F. Carroll, one of our directors, is a member of KKR & Co. LLC, which serves as a general partner of KKR.

On October 22, 2007, the Company entered into an agreement terminating its merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, the Company, KKR, affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, the Company issued $400.0 million of its 1.25% Convertible Senior Notes due 2012, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk. The Company also agreed to provide KKR registration rights with respect to the notes purchased in the transaction and the Common Stock into which the notes may be converted.

Further, in connection with the note purchase, KKR has the right to designate a nominee to the Company’s Board of Directors, for the Board’s consideration, which designee must be qualified and suitable to serve under all applicable Company policies and guidelines and other regulatory requirements, meet the independence requirements of the New York Stock Exchange and otherwise be acceptable to the Board in its good faith discretion. For so long as KKR continues to have ownership rights as to at least $200.0 million principal amount of the notes or until the occurrence of other specified events, KKR will have the right to select a successor designee in the event the designee ceases to serve on the Board, provided the membership requirements are met. Mr. Carroll was KKR’s nominee. Based upon the recommendation of the Nominating and Governance Committee, the Board appointed Mr. Carroll as a director to serve for a term expiring at the Meeting.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2008, the 1992 Incentive Plan and the 2002 Stock Option and Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans, including amendments to the 1992 Incentive Plan, were approved by our stockholders. The table provides information as of June 30, 2008:

	Number of
	securities to be	Weighted-average	Number of securities
	issued upon exercise	exercise price of	remaining available for
	of outstanding	outstanding	future issuance under
	options, warrants	options, warrants	existing equity
Plan category	and rights(1)	and rights	compensation plans(2)

Equity compensation plans approved by security holders	2,661,627	$73.40	3,073,041
Equity compensation plans not approved by security holders	0	—	0
Total	2,661,627	$73.40	3,073,041

(1)	Includes 25,000 restricted share units issued under the 2002 Stock Option and Incentive Plan.

(2)	Represents 3,073,041 shares of Common Stock available for issuance under the 2002 Stock Option and Incentive Plan. No further awards may be made under the 1992 Incentive Plan.

Including the awards granted through September 2008, (1) 2,941,282 shares of Common Stock may be issued upon exercise of outstanding stock options, (2) the Company’s outstanding stock options have a weighted-average exercise price of $62.52, and (3) 2,411,335 shares of Common Stock are available for issuance under the 2002 Stock Option and Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 3, 2008, the beneficial ownership of shares of Common Stock for (a) all stockholders known by us to beneficially own more than 5% of the shares of Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Some of the information in the table is based on information included in filings made by the beneficial owners with the Commission.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percentage(2)

T. Rowe Price Associates, Inc.	4,156,772	(3)	7.10%
Capital Research Global Investors	6,226,900	(4)	10.64%
Capital World Investors	7,059,500	(5)	12.06%
FMR LLC	4,646,631	(6)	7.94%
Sidney Harman	2,923,080	(7)	4.99%
Erich Geiger	54,000		*
Shirley Mount Hufstedler	170,662	(8)	*
Edward Meyer	84,936		*
Ann McLaughlin Korologos	79,515		*
Dinesh Paliwal	122,381		*
Kevin Brown	42,000		*
Brian Carroll	1,600	(9)	*
Harald Einsmann	1,600		*
Herbert Parker	5,500		*
Helmut Schinagel	25,000		*
Blake Augsburger	22,071		*
Sandra Robinson	22,223		*
Hellene Runtagh	0		—
All directors and executive officers as a group (16 persons)	3,465,445		5.95%

*	Less than 1%

(1)	As required by the rules of the Commission, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from October 3, 2008 as follows: Ms. Hufstedler (72,600 shares), Mr. Meyer (72,600 shares), Ms. Korologos (62,200 shares), Mr. Brown (42,000 shares), Mr. Augsburger (19,800 shares), Mr. Paliwal (40,000 shares), Mr. Schinagel (25,000 shares) and all directors and executive officers as a group (312,100 shares). The table also includes shares of Common Stock held in the Retirement Savings Plan by all directors and executive officers as a group (18,073 shares). The table does not reflect acquisitions or dispositions of shares of Common Stock, including grants or exercises of stock options, after October 3, 2008.

(2)	Based on 58,530,866 shares of Common Stock outstanding as of October 3, 2008.

(3)	Information with respect to T. Rowe Price Associates, Inc. (“T. Rowe”) is based on the Schedule 13G/A filed with the Commission on February 8, 2008 by T. Rowe. T. Rowe has sole dispositive power with respect to 4,156,772 shares of Common Stock and sole voting power with respect to 866,867 shares of Common Stock as of February 8, 2008. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Information with respect to Capital Research Global Investors (“CRGI”) is based on the Schedule 13G/A filed with the Commission on July 10, 2008 by CRGI. CRGI, a division of Capital Research and Management Company (“CRMC”), has sole dispositive power with respect to 6,226,900 shares of Common Stock and sole voting power with respect to 3,920,000 shares of Common Stock as of July 10, 2008. The address of CRGI is 333 South Hope Street, Los Angeles, California 90071.

(5)	Information with respect to Capital World Investors (“CWI”) is based on the Schedule 13G/A filed with the Commission on April 10, 2008 by CWI. CWI, a division of CRMC, has sole dispositive power with respect to 7,059,500 shares of Common Stock and sole voting power with respect to 3,033,700 shares of Common Stock as of April 10, 2008. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.

(6)	Information with respect to FMR LLC is based on Schedule 13G/A filed with the Commission on August 11, 2008 by FMR LLC. FMR LLC had sole dispositive power with respect to 4,646,631 shares of Common Stock and sole voting power with respect to 519,385 shares of Common Stock as of August 11, 2008. Edward C. Johnson III, Chairman of FMR LLC is also deemed to be the beneficial owner of the 4,646,631 shares of Common Stock beneficially owned by FMR LLC by virtue of his position with and ownership of FMR LLC. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Includes 1,097,764 shares held by the Sidney Harman 1987 Revocable Trust for which Dr. Harman has sole dispositive and sole voting power; 409,446 shares held by the Sidney Harman 2008 GRAT for which Dr. Harman serves as the sole trustee and has sole dispositive and sole voting power; 260,422 shares held as community property for which Dr. Harman has sole voting power but shared dispositive power; 154,416 shares held by the Jane Harman 25 Year Grantor Income Trust for which Dr. Harman has sole voting power but shared dispositive power; and 171,164 shares held in the Sidney Harman Charitable Remainder Trust for which Dr. Harman has sole dispositive and sole voting power. Also includes 409,446 shares held in trust for which Dr. Harman’s spouse has sole dispositive and sole voting power. Dr. Harman’s address is c/o Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004.

(8)	Includes 92,602 shares held by the Hufstedler Family Trust for which Ms. Hufstedler acts as co-trustee and for which she has shared dispositive power and shared voting power. Also includes 1,260 shares held by Ms. Hufstedler’s spouse in an IRA.

(9)	Mr. Carroll is a member of KKR which holds $342.8 aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2012 (“Notes”) as described under the caption “Certain Relationships and Related Transactions — Certain KKR Relationships” on page 51 of this Proxy Statement. Mr. Carroll disclaims beneficial ownership of any Notes held by KKR.

INDEPENDENT AUDITOR

Selection

KPMG LLP served as the Company’s independent auditor for fiscal 2008 and has been selected by the Audit Committee to serve as the Company’s independent auditor for fiscal 2009. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2008 and fiscal 2007, and fees billed for other services rendered by KPMG LLP.

	Fiscal 2008	Fiscal 2007

Audit fees(1)	$3,720,000	$3,266,000
Audit-related fees(2)	34,000	56,000
Tax fees(3)	589,000	733,000
All other fees(4)	267,000	263,000

Total	$4,610,000	$4,318,000

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.

(2)	Audit-related fees consist principally of the audit of our retirement savings plan and pension schemes.

(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.

(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2008 were pre-approved by the Audit Committee. The Audit Committee has pre-approved certain services that KPMG is to provide to the Company in fiscal 2009, including quarterly review of financial statements, tax audits and tax advisory services and consultations on the Company’s compliance with Section 404 of the Sarbanes Oxley Act of 2002.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation and Option Committee

Edward H. Meyer (Chair)
Brian F. Carroll
Ann McLaughlin Korologos

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of five directors who are neither officers nor employees of the Company. All members of the Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The Committee operates under a written charter approved by the Board.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal 2008, the Committee:

•	discussed these financial statements with the Company’s management and KPMG LLP, the Company’s independent auditors;

•	discussed with KPMG LLP those matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS No. 90 (Audit Committee Communications); and

•	received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2008, as filed with the Commission.

The Committee has selected and engaged KPMG LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal 2009.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Kenneth Reiss (Chair)
Dr. Harald Einsmann
Shirley Mount Hufstedler
Ann McLaughlin Korologos
Edward H. Meyer

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal 2008, except that Mr. Paliwal inadvertently filed one late Form 4 related to a grant of restricted share units on January 2, 2008 and one late Form 4 related to the vesting and settlement of restricted share units on March 1, 2008; Dr. Harman inadvertently filed one late Form 4 related to the exercise of options on May 16, 2008; Mr. Steel inadvertently filed one late Form 4 related to an option grant on December 17, 2007; Mr. Sorota inadvertently filed one late Form 4 related to an option grant and a grant of restricted shares on January 14, 2008; Mr. Stacey inadvertently filed one late Form 4 related to an option grant and a grant of restricted shares on February 25, 2008; Mr. Parker inadvertently filed one late Form 4 related to an option grant on June 2, 2008; and Mr. Karch inadvertently filed one late Form 3 related to his appointment as an executive officer on May 6, 2008.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy materials for the 2009 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 400 Atlantic Street, Suite 1500, Stamford, CT 06901 by June 24, 2009 and otherwise comply with all requirements of the Commission for stockholder proposals. Please note that effective October 2008, the Company’s headquarters moved from Washington, DC to Stamford, Connecticut.

The Company’s Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2009 Annual Meeting of Stockholders must be received not later than August 24, 2009. However, the Company’s Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the 10th day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from the Company’s Secretary.

The Company’s Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating and Governance Committee by following the procedures described on page 22 of this Proxy Statement.

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Dinesh Paliwal
Chairman and Chief Executive Officer

Stamford, CT
October 21, 2008

Appendix A

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Amended and Restated
2002 Stock Option and Incentive Plan

1. Purpose. The purpose of the 2002 Stock Option and Incentive Plan
, as amended and restated
 (this “Plan”) is to attract and retain officers, key employees, and Non-Officer Directors for Harman International Industries, Incorporated, a Delaware corporation (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance. If this Plan is approved by the Company’s stockholders, it will replace the Company’s 1992 Incentive Plan.

2. Definitions. As used in this Plan,

“Applicable Exchange Rules” shall have the meaning set forth in Section 17(a) of this Plan.

“Appreciation Right” means a Tandem Appreciation Right or Free-Standing Appreciation Right granted pursuant to Section 5 of this Plan.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee of the Board referred to in Section 16 of this Plan.

“Common Stock” means the shares of Common Stock, par value $0.01 per share, of the Company or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 10 of this Plan.

“Company” has the meaning set forth in Section 1 of this Plan.

“Covered Employee” means an Eligible Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights or Performance Units or a grant or sale of Restricted Shares or Restricted Share Units shall become effective.

“Director” means a member of the Board.

“Eligible Participant” means a person who is selected by the Committee to receive benefits under this Plan and (a) who is at the time an officer, director or key employee of the Company or any one or more of its Subsidiaries, or (b) who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant; provided, however, that a Non-Officer Director shall only be eligible to receive awards under Section 8 of this Plan.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Restricted Shares or Restricted Share Units. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or an Eligible Participant.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Less-Than-80% Subsidiary” means a Subsidiary with respect to which the Company, directly or indirectly, owns or controls less than 80% of the total combined Voting Power represented by all classes of stock issued by such Subsidiary.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Eligible Participants who have received grants of Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Eligible Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee that is intended to comply with Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria:

(a) cash flow/net assets ratio;

(b) return on total capital or assets;

(c) Return on Consolidated Equity;

(d) earnings or earnings per share;

(e) revenue;

(f) cash flow; ~~and/or~~

(g) stock price or total return to stockholders
;

(h) operating income or earnings before interest and taxes (EBIT);

(i) earnings before interest, taxes, depreciation and amortization (EBITDA);

(j) enterprise value;

(k) cost initiatives, including relative growth and geographic or strategic targets involving one or more of the following: capital expenditures, cost of purchased material and full-time and part-time payroll; and/or

(l) economic value added or economic profit.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

“Market Value per Share” means, as of any particular date, (a) the closing sale price per share of Common Stock, regular way, as reported on the New York Stock Exchange Composite Tape or, if the shares of Common Stock are no longer traded on the New York Stock Exchange, on the principal exchange on which the shares of Common Stock are then traded, or, if the Common Stock is not then traded on an exchange, the last sale price as reported on the Nasdaq National Market System or other division of the Nasdaq on which the shares of Common Stock are then quoted, on the relevant date (or, if no trades are reported on that date, on the next preceding date on which a sale occurred), or (b) if clause (a) does not apply, the fair market value of the shares of Common Stock as determined in good faith by the Committee.

“Non-Officer Director” means a Director who is not an officer or employee of the Company or any Subsidiary.

“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

“Performance Period” means, in respect of a Performance Unit, a period of time established pursuant to Section 7 of this Plan within which the Management Objectives relating to such Performance Unit must be achieved.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $100.00 awarded pursuant to Section 7 of this Plan.

“Plan” has the meaning set forth in Section 1 of this Plan.

“Restricted Shares” means shares of Common Stock granted or sold pursuant to Section 6(a) of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6(a) has expired.

“Restricted Share Unit” means an award made pursuant to Section 6(b) of this Plan of the right to receive Common Stock or cash at the end of a specified period.

“Restriction Period” means the period of time during which Restricted Share Units are subject to deferral limitations, as provided in Section 6(b) of this Plan.

“Return on Consolidated Equity” means a fraction (expressed as a percentage), the numerator of which is the net income of the Company as set forth in the Company’s audited consolidated financial statements and the denominator of which is the Company’s average stockholders’ equity for the fiscal year, as determined by adding the average stockholders’ equity for each quarter of the fiscal year, divided by four.

“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over (i) the Option Price provided for in the related Option Right (for Options Rights or Tandem Appreciation Rights) or (ii) the Base Price (for Free-Standing Appreciation Rights).

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be an Eligible Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

“Voting Power” means with respect to any Subsidiary, the total votes relating to the then-outstanding securities entitled to vote generally in the election of its board of directors (or other managing body).

3. Shares Available Under this Plan.

(a) Subject to adjustment as provided in Section 10 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Restricted Share Units, (iv) in payment of Performance Units that have been earned, (v) as awards to Non-Officer Directors or (vi) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not exceed in the aggregate ~~6,000,000~~
6,760,000
 shares of Common Stock. Such shares of Common Stock may be shares of original issuance or treasury shares or a combination of the foregoing.

(b) Shares of Common Stock ~~relating to awards that expire, are forfeited, surrendered or relinquished, whether upon exercise or otherwise, shall not be available for reissuance under this Plan.~~
covered by all awards granted at any time under this Plan shall not be counted as used unless and until they are actually issued and delivered to an Eligible Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any shares of Common Stock that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (i) shares of Common Stock tendered in payment of the Option Price of a Option Right shall not be added to the aggregate Plan limit described above; (ii) shares of Common Stock withheld by the Company to satisfy tax withholding obligations shall not be added to the aggregate Plan limit described above; (iii) shares of Common Stock that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate Plan limit described above; and (iv) all shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in Common Stock, whether or not all shares of Common Stock covered by the award are actually issued to the Eligible Participant upon exercise of the right, shall be considered issued or transferred pursuant to this Plan.

(c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 10 of this Plan, (i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 6,000,000 shares of Common Stock; (ii) no Eligible Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than ~~600,000~~
750,000
 shares of Common Stock during any calendar year; (iii) non-option awards denominated in shares of Common Stock (including, without limitation, awards of Restricted Shares and Restricted Share Units) shall not exceed ~~600,000~~
2,150,000
 shares of Common Stock, in the aggregate; and (iv) no Eligible Participant shall be granted during any calendar year non-option awards denominated in shares of Common Stock (including, without limitation, awards of Restricted Shares and Restricted Share Units) representing more than ~~50,000~~
750,000
 shares of Common Stock, in the aggregate.

(d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Eligible Participant in any calendar year receive an award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $2,000,000.

4. Option Rights. The Committee may authorize the grant of options to purchase shares of Common Stock to Eligible Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant shall specify an Option Price of not less than the Market Value per Share on the Date of Grant.

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of unrestricted Common Stock owned by the Optionee for a period of time acceptable to the Committee, having a value at the time of exercise equal to the total Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) of this Plan, on such basis as the Committee may determine in accordance with this Plan, and, unless otherwise determined by the Committee pursuant to Section 4(d) of this Plan, or (iv) by a combination of such methods of payment.

(d) The Committee may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. Unless otherwise determined by the Committee at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the shares of Common Stock received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent, determined with respect to the consideration surrendered, of (i) the same number of shares of Common Stock received by the Optionee as applied to the forfeitable or Restricted Shares surrendered by the Optionee, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units.

(e) Unless otherwise determined by the Committee, each grant of Option Rights shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights upon the occurrence of a change of control of the Company or other similar transaction or event specified in an Evidence of Award.

(f) Subject to the limitations set forth in Section 3 of this Plan, successive grants of Option Rights may be made to the same Eligible Participant whether or not any Option Rights previously granted to such Eligible Participant remain unexercised.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

(i) The Committee may
not
, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or, deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

(j) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k) No Option Right shall be exercisable more than 10 years from the Date of Grant.

(l) Each grant of Option Rights shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Eligible Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by his or her surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Eligible Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Eligible Participant or retain in the Committee the right to elect among those alternatives; provided, however, that if the right to elect among those alternatives is granted to the Optionee, the Committee shall have the sole discretion to approve or disapprove the Optionee’s election to receive cash in full or partial settlement of an Appreciation Right, which consent or approval may be given at any time after the election to which it relates.

(ii) Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (valuing shares of Common Stock for this purpose at their Market Value per Share on the date of exercise) may not exceed a maximum amount specified by the Committee on the Date of Grant.

(iii) Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant of Appreciation Rights may provide that an Appreciation Right may be exercised upon the occurrence of, or only exercised in the event of, a change of control of the Company or other similar transaction or event specified in an Evidence of Award.

(v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi) Any grant of Appreciation Rights may
not
 provide for the payment to the Eligible Participant of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis.

(vii) Each grant of Appreciation Rights shall be evidenced by an Evidence of Award that shall describe such Appreciation Rights, identify the related Option Rights (in the case of Tandem Appreciation Rights), and which shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Any grant of Free-Standing Appreciation Rights may utilize any or all of the following additional authorizations, and shall be subject to the following additional requirements:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant.

(ii) Subject to the limitations set forth in Section 3 of this Plan, successive grants of Free-Standing Appreciation Rights may be made to the same Eligible Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Eligible Participant remain unexercised.

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares and Restricted Share Units.

(a) Restricted Shares. The Committee may authorize the grant or sale of Restricted Shares to Eligible Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Each such grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of shares of Common Stock to the Eligible Participant in consideration of the performance of services, entitling such Eligible Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referred to hereinafter.

(ii) Each such grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by such Eligible Participant that is less than Market Value per Share on the Date of Grant.

(iii) Each such grant or sale of Restricted Shares shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, provided that such period shall be at least ~~three years~~
one year.
 Notwithstanding the foregoing restriction, any grant or sale of Restricted Shares may provide for the earlier lapse of substantial risk of forfeiture in the event of a change in control of the Company or other similar transaction or event specified in an Evidence of Award.

(iv) Each such grant or sale of Restricted Shares shall provide that during the period for which a substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Company on the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(v) Any grant or sale of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant or sale may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(vi) Any grant or sale of Restricted Shares may provide that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which shall be subject to the same restrictions as the underlying award.

(vii) Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award that shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Eligible Participant in whose name such certificates are registered, endorsed in blank and covering such shares.

(b) Restricted Share Units. The Committee may also authorize the grant or sale of Restricted Share Units to Eligible Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash to the Eligible Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Board may specify.

(ii) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Eligible Participant that is less than the Market Value per Share at the Date of Grant.

(iii) Each such grant or sale will be subject to a Restriction Period as determined by the Committee at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period upon (a) the Eligible Participant achieving Management Objectives specified in such grant, (b) a change in control of the Company or other similar transaction or event or (c) the retirement, death or disability of the Eligible Participant, as specified in an Evidence of Award; provided, however, that each such grant or sale shall be subject to a “substantial risk of forfeiture” in the same manner as set forth in Section 6(a)(iii) of this Plan.

(iv) During the Restriction Period, the Eligible Participant will have no right to transfer any rights under his or her Restricted Share Units and will have no rights of ownership in the Restricted Share Units and will have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on either a current or deferred or contingent basis, either in cash or in Common Stock.

(v) Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

7. Performance Units. The Committee may authorize the grant of Performance Units to Eligible Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant of Performance Units shall specify the number of Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors, provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Unit shall be such period of time (not less than three years), commencing with the Date of Grant as shall be determined by the Committee at the time of grant. The Performance Period may be subject to earlier lapse or other modification in the event of a change in control of the Company or other similar transaction or event specified in the Evidence of Award.

(c) Any grant of Performance Units shall specify Management Objectives that must be achieved as a condition to the payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Units shall specify that, before Performance Units shall be earned and paid, the Committee must certify that the Management Objectives have been satisfied.

(d) Each grant of Performance Units shall specify the time and manner of payment of Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Eligible Participant or retain in the Committee the right to elect among those alternatives.

(e) Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto or any combination thereof may not exceed a maximum amount or number, as applicable, specified by the Committee on the Date of Grant.

(f) Each grant of Performance Units shall be evidenced by an Evidence of Award containing such terms and provisions, not inconsistent with this Plan, as the Committee may approve.

8. Automatic Grants ~~of Nonqualified Stock Options~~ to Non-Officer Directors. Non-Officer Directors may only receive grants or awards under this Plan pursuant to the terms of this Section 8. ~~If this Plan is approved by the requisite vote of the stockholders of the Company, Option Rights shall be automatically granted to Non-Officer Directors as follows:~~

(a) If this amended and restated Section 8 is approved by the requisite vote of the stockholders of the Company, Restricted Share Units shall be automatically granted without additional consideration to Non-Officer Directors as follows:

(i)
 ~~(a)~~ Each person who first becomes a Non-Officer Director on or
 after the effective date of this ~~Plan will be granted an Option Right to purchase 8,000 shares of Common Stock~~
amended and restated Section 8 shall be granted Restricted Share Units on the date such person first becomes a Non-Officer Director
. Such grant shall cover a number of shares of Common Stock equal to the result obtained by dividing $200,000 by the closing price of Common Stock on the first trading day coinciding with or next following the Date of Grant, rounded down to the nearest number of whole shares.

(ii)
 ~~(b)~~ Beginning with the ~~2006~~
2008
 annual meeting of the Company’s stockholders, each person serving as a Non-Officer Director ~~shall be granted an Option Right to purchase 5,000 shares of Common Stock~~
, other than an individual who first becomes a Non-Officer Director on the date of such annual meeting, shall be granted Restricted Share Units immediately after each annual meeting of the Company’s stockholders.
Such grant shall cover a number of shares of Common Stock equal to the result obtained by dividing $125,000 by the closing price of Common Stock on the first trading day coinciding with or next following such annual meeting, rounded down to the nearest number of whole shares.

(iii) Each grant of Restricted Share Units under this Section 8 shall be subject to the following additional requirements:

(1) Each grant of Restricted Share Units shall be subject to a substantial risk of forfeiture for a period equal to three years from the Date of Grant that will lapse with respect to one-third of such Restricted Share Units on each of the first three anniversaries of the Date of Grant so long as the holder of the Restricted Share Units has served continuously as a Director.

(2) Such substantial risk of forfeiture shall lapse immediately with respect to all Restricted Share Units upon the first to occur of the following events:

(a) Upon retirement from the Board, provided that the holder of the grant has both attained age 65 and completed at least five years of service as a Director;

(b) A change in control of the Company or other similar transaction or event specified in the Evidence of Award; and

(c) The death or disability of the holder of the grant.

(3) In the event of the termination of service on the Board by the holder of any such grant of Restricted Share Units other than as set forth in subparagraph (ii) hereof, any Restricted Share Units that remain subject to a substantial risk of forfeiture shall be forfeited.

(4) Each grant of Restricted Share Units shall be subject to a Restriction Period commencing on the Date of Grant. The Restriction Period shall lapse and the shares of Common Stock covered by such grant shall be delivered to the holder of the Restricted Share Units (or such holder’s estate, as the case may be) upon the first to occur of the following events:

(a) The death of the holder;

(b) The disability of the holder, as the term “disability” is defined for purposes of Section 409A of the Code; and

~~(c) Each grant of Option Rights under this Section 8 shall be subject to the following additional requirements:~~
The separation from service from the Company of the holder, as the term “separation from service” is defined for purposes of Section 409A of the Code.

(5) If a Non-Officer Director subsequently becomes an officer or employee of the Company or a Subsidiary while remaining a Director, any Restricted Share Units then held under this Plan by such individual shall not be affected thereby.

(iv) During the Restriction Period, the holder of such grant of Restricted Share Units shall receive on a current noncontingent basis payments in cash of dividend equivalents with respect to the shares of Common Stock covered by such grant.

(v) Each grant of Restricted Share Units under this Section 8 shall be evidenced by an Evidence of Award containing the foregoing terms and conditions and such other terms and conditions, not inconsistent with this Plan, as the Committee may approve.

(b) Prior to the 2008 annual meeting of the Company’s stockholders, Non-Officer Directors received Option Rights under this Section 8. If this amended and restated Section 8 is approved by the requisite vote of the stockholders of the Company, no additional Option Rights may be granted to Non-Officer Directors. Each prior grant of Option Rights remains subject to the following requirements:

(i) The Option Price per share for which each such Option Right is exercisable shall be not less than 100% of the Market Value per Share on the Date of Grant.

(ii) Each such Option Right shall become exercisable to the extent of one-fifth of the number of shares of Common Stock covered thereby one year after the Date of Grant and to the extent of an additional one-fifth of such shares of Common Stock after each of the next four successive years thereafter so long as the holder of the Option Right has served continuously as a Director. Such Option Rights shall become exercisable in full immediately in the event of a change in control of the Company or other similar transaction or event specified in the Evidence of Award. Each such Option Right granted under this Plan shall expire 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided.

(iii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death as set forth in subparagraph (iv) hereof, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire 90 days after such termination, or on their stated expiration date, whichever occurs first.

(iv) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder shall be exercisable in full and may be exercised at any time within one year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

(v) If a Non-Officer Director subsequently becomes an officer or employee of the Company or a Subsidiary while remaining a Director, any Option Rights then held under this Plan by such individual shall not be affected thereby.

(vi) Option Rights may be exercised by a Non-Officer Director upon payment to the Company in full of the Option Price in accordance with Section 4(c) of this Plan.

~~(vii) Successive grants of Option Rights may be made to a Non-Officer Director whether or not Option Rights previously granted to such Non-Officer Director remain outstanding.~~

(vii)
 ~~(viii)~~ Each grant of Option Rights under this Section 8 shall be evidenced by an Evidence of Award containing the foregoing terms and conditions and such other terms and conditions, not inconsistent with this Plan, as the Committee may approve.

9. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Share Unit or other derivative security granted under this Plan shall be transferable by an Eligible Participant other than by will or the laws of descent and distribution.
Notwithstanding anything to the contrary in this Section 9, no Option Right, Appreciation Right, Restricted Share Unit or other derivative security granted under this Plan shall be transferable by an Eligible Participant for value.
Except as otherwise determined by the Committee, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon payment under any grant of Performance Units, or upon the lapse of the Restriction Period referred to in Section 6(b) or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6(a) of this Plan, shall be subject to further restrictions on transfer.

10. Adjustments. The Committee may make or provide for such adjustments in the numbers of shares of Common Stock covered by any outstanding Restricted Stock Unit, Option Rights or Appreciation Rights, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares of Common Stock covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Eligible Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares of Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced~~.~~
in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such termination or event or change of control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.
The Committee may also make or provide for such adjustments in the numbers and kind of shares of Common Stock specified in Section 3 of this Plan, and numbers of Option Rights issuable pursuant to Section 8 of this Plan, as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 10, provided, however, that any such adjustment to the number specified in Section 3(c)(i) of this Plan shall be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

11. Governing Law. This Plan and all awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

12. Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

13. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Eligible Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Eligible Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Eligible Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In no event, however, shall the Company accept shares of Common Stock for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, an Eligible Participant may surrender shares of Common Stock that have been owned by such Eligible Participant for a period of time acceptable to the Committee to satisfy any tax obligations resulting from any such transaction.

14. Participation by Employees of a Less-Than-80% Subsidiary. As a condition to the effectiveness of any grant or award to be made hereunder to an Eligible Participant who is an employee of a Less-Than-80% Subsidiary, regardless whether such Eligible Participant is also employed by the Company or another Subsidiary, the Committee may require the Less-Than-80% Subsidiary to agree to transfer to the Eligible Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Eligible Participant and the Less-Than-80% Subsidiary pursuant to this Plan) the shares of Common Stock that would otherwise be delivered by the Company upon receipt by the Less-Than-80% Subsidiary of any consideration then otherwise payable by the Eligible Participant to the Company. Any such award may be evidenced by an Evidence of Award between the Eligible Participant and the Less-Than-80% Subsidiary, in lieu of the Company, on terms not inconsistent with this Plan and approved by the Committee and the Less-Than-80% Subsidiary. All shares of Common Stock so delivered by or to a Less-Than-80% Subsidiary will be treated as if they had been delivered by or to the Company for purposes of Section 3 of this Plan, and all references to the Company in this Plan shall be deemed to refer to the Less-Than-80% Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.

15. International Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Eligible Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Administration of this Plan. This Plan shall be administered by one or more committees of the Board, as determined by the Board. Each committee shall be deemed a “Committee” hereunder and shall have the authority delegated to it by the Board from time to time. The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award and any determination by the Committee pursuant to any provision of this Plan or of any Evidence of Award shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

17. Amendments, Etc.

(a) The Committee may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment that must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal securities exchange upon which the shares of Common Stock are then traded or quoted (the “Applicable Exchange Rules”), shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without stockholder approval to the extent permitted under applicable law or Applicable Exchange Rules. Without limiting the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities law or regulations or in financial accounting principles, or in the interpretation thereof.

(b) The Evidence of Award evidencing any outstanding award may, with the concurrence of the affected Eligible Participant, be amended by the Committee, provided that the terms and conditions of each Evidence of Award and amendment are not inconsistent with this Plan and that no amendment shall adversely affect the rights of an Eligible Participant with respect to any outstanding award without the Eligible Participant’s consent.

(c) The Committee shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price or authorize the amendment of any outstanding Appreciation Right to reduce the Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled by agreement between the Company and Eligible Participant, in the case of Option Rights, and replaced with an award having a lower Option Price without the further approval of the stockholders of the Company.

(d) ~~The~~
If permitted by Section 409A of the Code and, in the case of a Covered Employee where such action would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code, the
 Committee may, in its sole discretion, accelerate the time at which any Option Right or Appreciation Right may be exercised, the time during which any Restricted Shares are subject to a substantial risk of forfeiture or other restrictions on transfer, the time at which the Restriction Period for a Restricted Share Unit lapses or the time at which any Performance Units will be deemed to have been fully earned or may waive any other limitation or requirement under any such award. The Committee may not, however, accelerate the time at which any substantial risk of forfeiture or prohibition or restriction on transfer relating to any grant or sale of Restricted Shares or Restricted Share Units will lapse, without further approval of the stockholders of the Company, except that such grant or sale may provide for the earlier termination of such period in the manner provided in Section 6(a)(iii), 6(a)(v) or 6(b)(iii) of this Plan.

(e) ~~The~~
If permitted by Section 409A of the Code, the
 Committee may permit Eligible Participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee may provide in compliance with Section 409A of the Code
 that such deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(f) ~~The~~
If permitted by Section 409A of the Code, the
 Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Eligible Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Eligible Participant.

(g) In the event an Eligible Participant shall have (i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary, (ii) committed intentional wrongful damage to property of the Company or any Subsidiary, or (iii) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary, and the Committee, in good faith, shall determine that any such act shall have been demonstrably and materially harmful to the Company, then notwithstanding any other provision in this Plan to the contrary, the Committee may terminate any Option Rights or other awards under this Plan granted such Eligible Participant. Any termination of Option Rights or other awards under this Section 17(g) shall be effective at such time as the Committee may determine in its sole discretion, but in any event no earlier than the date the Committee makes the determination contemplated by this Section 17(g).

(h) This Plan shall not confer upon any Eligible Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Eligible Participant’s employment or other service at any time.

(i) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Eligible Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither an Eligible Participant nor any of an Eligible Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to an Eligible Participant or for an Eligible Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by an Eligible Participant to the Company or any of its affiliates.

(c) If, at the time of an Eligible Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Eligible Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, an Eligible Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on an Eligible Participant or for an Eligible Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold an Eligible Participant harmless from any or all of such taxes or penalties.

19.
~~18.~~ Effective Date. This Plan shall be effective immediately; provided, however, that the effectiveness of this Plan is conditioned on its approval by the stockholders of the Company in accordance with applicable law within 12 months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if this Plan is not approved by the stockholders within such 12-month period.

20.
~~19.~~ Term. No awards shall be granted under this Plan after November 8, 2012. Any awards previously granted under this Plan and outstanding subsequent to November 8, 2012 shall continue to be governed by the provisions of this Plan.

Appendix B

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

2008 KEY EXECUTIVE OFFICERS BONUS PLAN

1. PURPOSE. The purpose of the 2008 Key Executive Officers Bonus Plan (this “Plan”) is to attract and retain key executives for Harman International Industries, Incorporated, a Delaware corporation (the “Company”), and its Subsidiaries and to provide such persons with incentives for superior performance. Award Amounts payable under this Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the requirements of Section 409A of the Code (and any successor provision to either), and this Plan shall be construed consistently with such intention.

2. DEFINITIONS. As used in this Plan,

“Award Amount” means, for each Eligible Executive, the maximum cash award payable pursuant to Section 5 of this Plan.

“Average Shareholder Equity” means the sum of the shareholder equity at the beginning of the year and the shareholder equity at the end of the year, with such sum divided by two.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (ii) any acquisition by the Company or a Subsidiary of Voting Stock of the Company, (iii) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of subsection (c) below;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business

Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.

“Committee” means the Compensation and Option Committee of the Board or any other committee appointed by the Board to administer this Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code (or any successor provision thereto).

“Eligible Executive” means the Company’s Chief Executive Officer and any other executive officer of the Company that the Committee designates as an Eligible Executive under this Plan for a fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for determining the Award Amount payable to an Eligible Executive. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Eligible Executive is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives shall be based on specified levels of or growth in one or more of the following criteria:

(a) Return on Shareholder Equity;

(b) cash flow/net assets ratio;

(c) return on total capital or assets;

(d) Return on Consolidated Equity;

(e) earnings or earnings per share;

(f) revenue;

(g) cash flow;

(h) stock price or total return to stockholders;

(i) operating income or earnings before interest and taxes (EBIT);

(j) earnings before interest, taxes, depreciation and amortization (EBITDA);

(k) enterprise value;

(l) cost initiatives, including relative growth and geographic or strategic targets involving one or more of the following: capital expenditures, cost of purchased material and full-time and part-time payroll; and/or

(m) economic value added or economic profit.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement. In connection with establishing the Management Objectives for the fiscal year, the Committee shall express whether the Management Objectives shall be determined before or after the application of “extraordinary items” (as determined in accordance with generally accepted accounting principles).

“Return on Consolidated Equity” means a fraction (expressed as a percentage), the numerator of which is the net income of the Company as set forth in the Company’s audited consolidated financial statements and the denominator of which is the Company’s average stockholders’ equity for the fiscal year, as determined by adding the average stockholders’ equity for each quarter of the fiscal year, divided by four.

“Return on Shareholder Equity” means net income for the fiscal year determined in accordance with generally accepted accounting principles as reported in the Company’s annual report divided by the Average Shareholder Equity.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

“Voting Stock” means securities entitled to vote generally in the election of directors.

3. ADMINISTRATION OF THIS PLAN. This Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer this Plan and shall have the exclusive right to establish the Management Objectives and the Award Amount payable to each Eligible Executive upon the achievement of the Management Objectives.

4. ELIGIBILITY. Eligibility under this Plan is limited to Eligible Executives.

5. AWARDS.

(a) No later than the 90th day of each fiscal year, the Committee shall meet in order to establish (i) the Management Objectives for the fiscal year and (ii) the Award Amount payable to each Eligible Executive if the Management Objectives for the fiscal year are met.

(b) Notwithstanding any other provision of this Plan to the contrary, in no event shall the Award Amount paid to an Eligible Executive under this Plan for a fiscal year exceed $3,000,000.

6. COMMITTEE CERTIFICATION. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Management Objectives have been achieved and the Award Amount to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing, exercising discretion only to reduce the amount of the maximum cash award if in its judgment such a reduction is appropriate.

7. PAYMENT OF AWARD AMOUNTS. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Award Amount in compliance with Section 409A of the Code, Award Amounts shall be paid on the 70th day after the end of the fiscal year.

8. CHANGE IN CONTROL. In the event of a Change in Control, each Eligible Executive shall be entitled to the Award Amount for the year (without proration or any other reduction), provided that the Eligible Executive is (a) employed by the Company at the time of the Change in Control or (b) if the Eligible Executive has been terminated or removed from his or her office or position with the Company, such action occurred (i) not more than 180 days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control. Any payment under this Section 8 shall be made no later than 30 days after the effective date of the Change in Control and shall constitute payment in full of all obligations of the Company under this Plan for such year.

9. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of this Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to this Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Award Amount or any other benefit under this Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

10. WITHHOLDING. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Award Amount.

11. NONTRANSFERABILITY. Except as expressly provided by the Committee, the rights and benefits under this Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. AMENDMENT. The Committee may amend the Plan from time to time, provided that any such amendment complies with the requirements of Sections 162(m) and 409A of the Code (or any successor provision to either).

13. EFFECTIVE DATE. Subject to approval by the stockholders of the Company, this Plan shall become effective as of July 1, 2008, and shall remain effective until the fifth anniversary of the date of such approval, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code (or any successor provision thereto), and subject to the right of the Board to terminate this Plan, on a prospective basis only, at any time. All awards under this Plan shall be null and void if this Plan is not approved by the stockholders of the Company.

14. AMENDMENT AND RESTATEMENT OF 2007 PLAN. This Plan is an amendment and restatement of the Company’s 2007 Key Executive Officers Bonus Plan.

Appendix C

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS

(AMENDED AND RESTATED AS OF AUGUST 16, 2005)

A director of the Company who satisfies each of the following criteria will be presumed to be an independent director of the Company:

•	he or she is not, nor has been within three years preceding the date of any determination, an employee of the Company, and none of his or her immediate family members is, or has been within three years preceding the date of any determination, an executive officer of the Company;

•	he or she has not received, and none of his or her immediate family members has received, during any twelve-month period within the three years preceding the date of any determination, more than $100,000 in direct compensation from the Company, excluding (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for former service as an Interim Chairman or CEO or other executive officer of the Company and, (c) compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company;

•	he or she is not a current partner or employee, and none of his or her immediate family members is a current partner, of a firm that is the Company’s internal or external auditor;

•	he or she does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	he or she was not, and none of his or her immediate family members was, within the three years preceding the date of any determination (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	he or she is not nor has been, and none of his or her immediate family members is or has been, within the three years preceding the date of any determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•	he or she is not a current employee, and none of his or her immediate family members is a current executive officer, of a company (other than a tax exempt organization) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the three fiscal years preceding the date of any determination, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

As used in these Standards, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

As used in these Standards, an “executive officer” means the Company’s president, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in

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charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or individual who performs policy-making functions for the Company.

In making a determination regarding a director’s independence, the Board of Directors of the Company will endeavor to ascertain all relevant facts and circumstances, and will consider all relevant facts and circumstances that become known to the Board, including the director’s banking, consulting, legal, accounting, other professional, commercial, industrial, tax exempt and familial relationships. Each member of the Company’s Board of Directors shall, in good faith, disclose to the Board all facts and circumstances he or she reasonably believes necessary or appropriate in order to permit the Board to make a determination regarding whether the director meets the criteria set forth in these Standards.

In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the rules established by the New York Stock Exchange.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL NO. 1, “FOR” APPROVAL OF THE AMENDMENTS TO THE 2002 STOCK OPTION AND INCENTIVE PLAN SET FORTH IN PROPOSAL NO. 2 AND “FOR” APPROVAL OF THE 2008 KEY EXECUTIVE OFFICERS BONUS PLAN SET FORTH IN PROPOSAL NO. 3. Please mark your vote in blue or black ink X as shown here FOR BOTH WITHHOLD *EXCEPTIONS NOMINEES FOR ALL FOR AGAINST ABSTAIN 1. PROPOSAL FOR ELECTION OF DIRECTOR 2. APPROVAL OF THE AMENDMENTS TO THE NOMINEES: 2002 STOCK OPTION AND INCENTIVE PLAN: 01 Brian F. Carroll 02 Hellene S. Runtagh (INSTRUCTIONS: To withhold authority to vote for any individual 3. APPROVAL OF THE 2008 KEY EXECUTIVE nominee, mark the “Exceptions” box above and write that nominee’s OFFICERS BONUS PLAN: name in the space provided below.) Using blue or black ink, please mark, sign, date and promptly return this *Exceptions proxy card in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person. Please Mark Here for Address Change or Comments SEE REVERSE SIDE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE VOTE BY INTERNET OR TELEPHONE OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 p.m. Eastern time the day prior to the annual meeting day. Your internet or telephone vote authorizes the named VOTE BY INTERNET proxies to vote your shares in the same manner as if you http://www.proxyvoting.com/har marked, signed and returned your proxy card. Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR Harman International Industries, VOTE BY TELEPHONE Incorporated 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY PROXY HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED Annual Meeting of Stockholders — December 3, 2008 The undersigned hereby appoints each of Herbert K. Parker and Edwin C. Summers, with the power to appoint his substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 3, 2008 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 21, 2008. When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the director nominees set forth in the proposal for the election of directors, FOR approval of the amendments to the 2002 Stock Option and Incentive Plan and FOR approval of the 2008 Key Executive Officers Bonus Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Mark the corresponding box on the reverse side) (Continued, and to be signed, on the reverse side) FOLD AND DETACH HERE Meeting: December 3, 2008 at 11:00 a.m. EST Location: JP Morgan Chase Building 270 Park Avenue New York, New York 10017 For directions, please call investor relations at (203) 328-3504, or go to http://www.harman.com/2008annualmeeting Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on December 3, 2008: The Notice and Proxy Statement, Annual Report and Form 10-K are available at http://materials.proxyvote.com/413086.